Exhibit 2.1


                            STOCK PURCHASE AGREEMENT




                                      among




                          DYNAMICS RESEARCH CORPORATION


                                       and



                              ANDRULIS CORPORATION


                                       and


                             DR. MARILYN W. ANDRULIS
                           DR. PETER J. ANDRULIS, JR.
             ANDRULIS MID-ATLANTIC P-1 HOLDINGS LIMITED PARTNERSHIP
                                       and
                               R. JOHN CHAPEL, JR.



                                December 12, 2002

                                TABLE OF CONTENTS

                                                                            Page

   ARTICLE 1      DEFINITIONS AND RULES OF CONSTRUCTION.......................1

         1.1      Definitions.................................................1
         1.2      Certain Interpretive Matters................................9

   ARTICLE 2      SALE AND PURCHASE OF THE SHARES............................10

         2.1      Sale and Purchase of the Shares............................10
         2.2.     Purchase Price; Closing Payment............................10
         2.3      Payment of Indebtedness....................................11
         2.4      Adjustment to Purchase Price...............................11

   ARTICLE 3      THE CLOSING................................................13

         3.1      Closing and Closing Date...................................13
         3.2      Documents to be delivered to the Buyer by the
                  Seller Parties.............................................13
         3.3      Documents To Be Delivered to the Seller Parties
                  by the Buyer...............................................15
         3.4      Customer Visits............................................15

   ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                  THE SELLERS................................................16

         4.1      Authority; Binding Agreement...............................16
         4.2      Title......................................................16
         4.3      Organization and Qualifications of the Company.............16
         4.4      Capitalization; Record Ownership of Shares
                  and Options................................................16
         4.5      Actions and Authority; Enforceability......................17
         4.6      Schedules; Delivery of Documents; Corporate
                  Records....................................................17
         4.7      Consents and Approvals; No Violation.......................18
         4.8      Financial Statements; No Undisclosed Liabilities...........18
         4.9      Absence of Certain Changes.................................19
         4.10     Brokers....................................................19
         4.11     Employee Benefit Matters...................................19
         4.12     Actions and Proceedings....................................22
         4.13     Tax Matters................................................22
         4.14     Compliance with Law; Licenses and Permits..................24
         4.15     Intellectual Property......................................25
         4.16     Real Property; Personal Property...........................26
         4.17     Insurance..................................................27
         4.18     Material Contracts.........................................27
         4.19     Government Contracts.......................................28
         4.20     Related Party Transactions.................................30
         4.21     Liens......................................................30
         4.22     Employee Relations.........................................30
         4.23     Employees; Employment Agreements...........................31
         4.24     Environmental Matters......................................31
         4.25     Accounts Receivable and Accounts Payable...................32
         4.26     Accounting Practices.......................................32
         4.27     Banks; Powers of Attorney..................................32
         4.28     Certain Business Practices.................................33
         4.29     Complete Disclosure........................................33

         4.30     Reliance on Advisors.......................................33

   ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF BUYER....................33

         5.1      Organization...............................................33
         5.2      Actions and Authority; Enforceability......................33
         5.3      Consents and Approvals; No Violation.......................34
         5.4      Brokers....................................................34
         5.5      Solvency; Ability to Perform Agreement.....................34
         5.6      Investment Intent..........................................35
         5.7      Investigation by Buyer.....................................35
         5.8      Reliance on Advisors.......................................35

   ARTICLE 6      COVENANTS OF THE PARTIES...................................36

         6.1      Conduct of Business of the Company.........................36
         6.2      Access to Information......................................38
         6.3      Commercially Eeasonable Efforts............................38
         6.4      Notification of Certain Matters............................39
         6.5      Public Announcements.......................................39
         6.6      Acquisition Proposals......................................39
         6.7      Preparation of Certain Financial Statements................40
         6.8      Closing Period Tax Return..................................40
         6.9      Professional Fees..........................................41
         6.10     Continuation Pay...........................................41

   ARTICLE 7      CONDITIONS TO CLOSING......................................41

         7.1      Conditions to Obligations of the Seller Parties............41
         7.2      Conditions to Obligations of the Buyer.....................42

   ARTICLE 8      TERMINATION, AMENDMENT AND WAIVER..........................43

         8.1      Termination................................................43
         8.2      Effect of Termination......................................44
         8.3      Expenses...................................................44
         8.4      Amendment..................................................44
         8.5      Waiver.....................................................44

   ARTICLE 9      INDEMNIFICATION............................................44

         9.1      Survival of Representations and Warranties.................44
         9.2      Terms of Indemnification...................................45
         9.3      Procedures.................................................46
         9.4      Limitations on Indemnification; Additional
                  Indemnification Provisions.................................47

   ARTICLE 10     GENERAL PROVISIONS.........................................48

         10.1     Notices....................................................48
         10.2     Severability...............................................50
         10.3     Cooperation in Tax Matters.................................50
         10.4     Entire Agreement; Assignment; Failure of
                  Certain Conditions.........................................51
         10.5     Parties in Interest; Successors and Assigns................52
         10.6     Legal Counsel..............................................52
         10.7     Governing Law..............................................52
         10.8     Shareholders' Representative...............................52
         10.9     Arbitration................................................54

                                       ii
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         10.10    Headings...................................................54
         10.11    Counterparts...............................................54
         10.12    Waiver of Trial by Jury....................................55

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A         Schedule of Shareholders and Optionholders
Exhibit B         Escrow Agreement
Exhibit C         Promissory Note
Exhibit D         Letter of Credit
Exhibit E         Schedule of Pre-Closing Payments

SCHEDULES

Schedule 1.1(E)   Employment Agreements
Schedule 2.2      Share Ownership
Schedule 4.1      Authority; Binding Agreement
Schedule 4.2      Title
Schedule 4.3      Organization and Qualification of the Company
Schedule 4.4      Capitalization
Schedule 4.7      Consents; Approvals
Schedule 4.8      Financial Statements; No Undisclosed Liabilities
Schedule 4.9      Absence of Certain Changes
Schedule 4.11(a)  Employee Benefit Matters
Schedule 4.12     Actions and Proceedings
Schedule 4.13(a)  Tax Matters
Schedule 4.13(c)  Tax Returns
Schedule 4.14     Compliance with Law
Schedule 4.15(a)  Intellectual Property
Schedule 4.15(b)  Intellectual Property Exceptions
Schedule 4.16(b)  List of all Leases, Subleases and other Agreements
Schedule 4.16(d)  Tangible Personal Property; Liens
Schedule 4.17     Insurance
Schedule 4.18     Material Contracts
Schedule 4.19     Government Contracts
Schedule 4.20     Related Party Transactions
Schedule 4.21     Liens
Schedule 4.22(b)  Employee Complaints, Charges and/or Claims
Schedule 4.23     Employment Agreements; Employees
Schedule 4.25(a)  Accounts and Notes Receivable
Schedule 4.25(b)  Accounts and Notes Payable
Schedule 4.25(c)  Unbilled Receivables
Schedule 4.27     Banks; Powers of Attorney

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of December 12, 2002 by and among Dynamics Research Corporation, a Massachusetts corporation (the "Buyer"), Andrulis Corporation, a Delaware corporation (the "Company"), Dr. Marilyn W. Andrulis, Dr. Peter J. Andrulis, Jr., Andrulis Mid-Atlantic P-1 Holdings Limited Partnership and R. John Chapel, Jr. (each party, other than Buyer or the Company, individually, a "Seller" and collectively, the "Sellers").

                                    RECITALS

         WHEREAS, the Sellers are the record and beneficial owners of 527,504 shares of voting common stock of the Company and 10,022,576 shares of non-voting common stock of the Company (collectively, the "Shares");

         WHEREAS, Exhibit A sets forth a list of all owners of options to purchase shares of common stock ("Options") and all owners of shares of common stock and the number of such options and shares owned by each such party. The term "Shareholder," and collectively, "Shareholders" shall refer to all holders or owners of voting and non-voting shares of common stock listed on Exhibit A, which shall include the Sellers. The term "Optionholder," and collectively, "Optionholders" shall refer to all holders or owners of record of the Options listed on Exhibit A;

         WHEREAS, the Optionholders own all of the outstanding options to purchase shares of common stock of the Company and the Shareholders own all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Shares upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements, representations, and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

                  "Accounts Receivable" shall mean all of the billed and unbilled, current and long term accounts receivable of the Company.

                  "Additional Escrow" shall mean the amount of $500,000 Dollars placed into escrow by the Buyer from the Purchase price to cover the Giovanni Matters.

                   "Affiliate" of a Person shall mean a Person that is a stockholder, member, director or officer of that Person, or a Person that directly or indirectly controls, is controlled by or is under common control with that Person.

                  "Andrulis Family Seller" has the meaning set forth in Section
10.8 hereof.

                  "Breach" a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, occurrence, or circumstance.

                  "Buyer" has the meaning set forth in the preamble to this Agreement.

                  "Buyer Party" shall mean, prior to Closing, the Buyer (and its directors, officers and employees), and from and after Closing shall mean each of the Buyer and the Company (and their respective directors, officers, agents and employees).

                  "Buyer's Accountant" has the meaning set forth in Section 6.7.

                  "Capital Lease Obligations" shall mean the obligations of the Company that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with GAAP together with all obligations to make termination payments under such capitalized lease obligations.

                   "Claims Escrow" shall mean the amount of Two Million Dollars ($2,000,000) placed into escrow to cover any claims that arise out of Seller's obligations under Section 9.2(a)(i).

                  "Closing" has the meaning set forth in Section 3.1.

                  "Closing Balance Sheet" shall mean a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP and, to the extent consistent with GAAP, using the same methods and criteria employed by the Company in connection with its preparation of the Financial Statements. For clarification purposes and notwithstanding GAAP or Company's prior application of GAAP, the parties have agreed to the following adjustments to the Closing Balance Sheet:

                  (i) all amounts due pursuant to Employee Retention Agreements after the Closing will not be accrued as expenses to the extent not paid prior to Closing, to the extent that such post Closing amounts in the aggregate do not exceed $85,000.

                  (ii) $84,000 shall be reflected as a reserve for Accounts Receivable on the Closing Balance Sheet.

                  (iii) the federal and state tax assets calculated in accordance with GAAP arising from operating losses which result from the transactions listed below (the "Tax Assets") are to be reflected on the Closing Balance Sheet. The transactions listed below are to be completed prior to Closing. The transaction descriptions and their approximate amounts are:

     ------------------------------------------------------- -------------------
                                                              Approximate
     Transaction Description                                  Amount
     -----------------------                                  ------
     ----- ------------------------------------------------- -------------------
     A     Bonuses payable to former owners of PTI                     $480,000
     ----- ------------------------------------------------- -------------------
     B     Termination of Options                                    $2,700,000
    ----- ------------------------------------------------- -------------------
     C     Retention agreement payment, Carolyn Redmon                  $35,000
    ----- ------------------------------------------------- -------------------
     D     Retention agreement payment, Lori Wilkes                     $50,000
     ----- ------------------------------------------------- -------------------
     E     Retention agreement payment, R. John Chapel                 $800,000
     ----- ------------------------------------------------- -------------------
     F     Consulting agreement payment, P. Andrulis, III              $190,000
     ----- ------------------------------------------------- -------------------

                  (iv) 13 weeks of continuation pay, including Company paid payroll taxes and benefits, in the amount of $15,500 for Patricia Freeman, shall be reflected as a reserve on the Closing Balance Sheet.

                  (v) No assets shall be reflected on the Closing Balance Sheet which are receivable from any Seller Party.

                  (vi) Any tax assets, calculated in accordance with GAAP, arising from transactions or payments by the Company prior to Closing, which comply with Section 6.1 (including those listed on Exhibit E) shall be reflected on the Closing Balance Sheet.

                  "Closing Date" has the meaning set forth in Section 3.1.

                  "Closing Payment" has the meaning set forth in Section 2.2.

                  "Code" shall mean the Internal Revenue Code of 1986 and rules and regulations promulgated pursuant thereto, each as amended and in effect from time to time.

                  "Company Permits" has the meaning set forth in Section
4.14(a).

                  "Company Securities" has the meaning set forth in Section 4.4.

                  "Confidentiality Agreement" shall mean the Confidentiality and Non-Disclosure Agreement, dated as of August 20, 2002, between the Buyer and the Company.

                  "Costs" has the meaning set forth in Section 8.3.

                  "Damages" shall mean any and all losses, charges, claims, damages, liabilities, Liens, obligations, judgments, settlements, fines, penalties, awards, demands, offsets, reasonable out-of-pocket costs, expenses and reasonable attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing a party's right to indemnification against any Indemnifying Party or with respect to any appeal).

                  "Discharges" has the meaning set forth in Section 2.3.

                  "DCAA" shall mean the Defense Contract Audit Agency of the United States.

                  "Dispute" has the meaning set forth in Section 10.9(a).

                  "Employee Retention Agreements" shall mean the agreements between the Company and each of R. John Chapel, Jr., Lori Wilkes and Carolyn Redmon providing for certain payments by the Company to each of them upon and following the Closing as described in Schedule 4.11(a).

                  "Employment Agreements" shall mean the Employment Agreements between the Company and each of the employees listed on Schedule 1.1(E) attached hereto.

                  "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, code, order, decree, common law, rule or regulation relating to pollution or protection of the environment or public health and safety including laws relating to the use, treatment, storage, transportation or handling of Hazardous Materials or the release, discharge, spill, emission, treatment, transportation or disposal of Hazardous Materials; or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and, in particular, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules, regulations and policy or guidance documents promulgated pursuant thereto or published thereunder.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" has the meaning set forth in Section 2.2(b).

                  "Escrow Agreement" has the meaning set forth in Section
2.2(b).

                  "Financial Statements" has the meaning set forth in Section
4.8.

                  "GAAP" shall mean United States generally accepted accounting principles and to the extent consistent with such generally accepted accounting principles, using the same methods and criteria employed by Company in connection with its preparation of the Financial Statements.

                  "Giovanni Matter" shall have the meaning set forth in Section 9.2(a)(ii).

                  "Government Bid" shall mean any offer to sell made by the Company prior to the Closing Date which, if accepted, would result in a Government Contract.

                  "Government Contract" shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

                  "Governmental Authority" shall mean any foreign, Federal, state or local governmental entity or subdivision of any of the foregoing including any authority, department, commission, board, bureau, agency, court or other instrumentality, in particular, and without limiting the foregoing, the following Federal departments, office and agencies: Environmental Protection Agency, Equal Employment Opportunity Commission, Defense Contract Management Agency, Defense Contract Audit Agency, Defense Security Service, Department of Defense/Office of Special Investigations, the General Accounting Office and the General Services Administration.

                  "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws, or that poses a hazard to the health and safety of persons or the environment. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances'' as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon.

                  "Indebtedness" shall mean with respect to the Company, at any date, without duplication, (i) all obligations of the Company for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (ii) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of the Company to pay the deferred purchase price of the property or services, except trade payables incurred in the ordinary course of business, (iv) all obligations of the Company to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (v) all Capital Lease Obligations, (vi) all future bonuses provided for by agreement with the principals of PTI and (vii) all Indebtedness of any other Person of the type referred to in clauses (i) to (v) above directly or indirectly guaranteed by the Company or secured by any assets of the Company with the exception of the remaining PTI Non-Compete Payments.

                  "Indemnification Cap" has the meaning set forth in Section 9.4(a).

                  "Indemnification Threshold" has the meaning set forth in
Section 9.4(a).

                  "Indemnified Party" has the meaning set forth in Section 9.3.

                  "Indemnifying Party" has the meaning set forth in Section 9.3.

                  "Independent Accounting Firm" has the meaning set forth in
Section 2.4(b).

                  "Indirect Costs" shall mean any cost that is not directly identified with a single final cost objective, but is identified with two or more final cost objectives, or with at least one intermediate cost objective, and includes, but is not limited to, labor, fringe benefits, facility and occupancy costs, training, incentives outside purchased services and travel.

                  "Intellectual Property" shall mean: (i) all trademarks, service marks, trade dress, logos, trademark registrations, service mark registrations, trade names and applications for registration of trademarks and service marks; (ii) all licenses which create rights in or to the trademark, service mark or trade name properties described in clause (i) above; (iii) all copyrights, copyright registrations and applications for registration of copyrights; (iv) all renewals, modifications and extensions of any items referred to in clauses (i) through (iii) above; (v) all patents, design patents, utility patents and plant patents, all applications for grant of any such patents pending as of the date hereof or as of the Closing or filed within five years prior to the date hereof, and all reissues, divisions, continuations and extensions thereof; (vi) all technical documentation, trade secrets, designs, drawings, inventions, processes, rights in plant varieties, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, samples, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, know-how agreements and all other confidential business information;
(vii) all marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; (viii) all rights arising under, and rights to develop, use and sell under, any of the foregoing and all licenses with respect thereto; (ix) all rights and incidents of interest in and to all noncompetition or confidentiality agreements; and (x) any software or hardware used by the Company in the conduct of its business.

                  "Knowledge" shall mean, (i) with respect to the Buyer, the actual knowledge of any director, officer, or manager of the Buyer; (ii) with respect to the Sellers and the Company, the actual knowledge of any of Dr. Marilyn W. Andrulis, R. John Chapel, Jr., Carolyn Redmon and the actual knowledge of the following individuals, but solely with respect to Sections 4.19 and 4.22 hereof: John Wegl, Tom Fiorino, Russ Smith or Bob Patterson. With respect to the knowledge of any individual, "Knowledge" shall include such knowledge that such individual would have acquired in performing his or her essential duties as director, officer or manager, as the case may be.

                  "Letter of Credit" shall have the meaning set forth in Section 2.2.

                  "Lien" shall mean any mortgage, pledge, hypothecation, collateral assignment, security interest, lease, sublease, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, option, lien (statutory or otherwise), right of first refusal or other encumbrance or restriction of any kind whatsoever.

                   "Material Adverse Effect" shall mean a material adverse effect on the business, operations, capitalization, condition (financial or otherwise), results of operations, prospects, rights, assets or liabilities (excluding general economic conditions or conditions affecting the Government Contracting industry, provided, that such conditions do not effect the Company disproportionately more than other companies in the Government Contracting industry) of the Company as a whole or a material adverse effect on the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement. Adverse effects arising from the announcement or consummation of the transactions contemplated by the Agreement shall not be deemed to be or have caused or resulted in a Material Adverse Affect on the Company.

                  "Material Contracts" shall mean any and all written or oral contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies, instruments and understandings presently in effect that have not been closed out and finally paid to which the Company is a party or by which the Company or any of its assets or properties is bound (a) which involves or could involve aggregate payments of more than $20,000 annually, or (b) which is or could reasonably be expected to be material to the Company.

                  "Non-Competition Agreement" shall mean the Non-Competition Agreement between the Buyer and Dr. Marilyn W. Andrulis.

                  "Options" has the meaning set forth in the Recitals hereto.

                  "Optionholders" has the meaning set forth in the Recitals hereto.

                   "PBGC" has the meaning set forth in Section 4.11(e).

                  "Person" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

                  "Plan" has the meaning set forth in Section 4.11(a).

                  "Pre-Closing Costs" has the meaning set forth in Section 8.3.

                  "Professional Fees Certificate" has the meaning set forth in
Section 6.9.

                  "Professional Fees" has the meaning set forth in Section 6.9.

                  "Promissory Note" has the meaning set forth in Section 2.2.

                  "PTI Non-Compete Payments" shall mean the annual payments due from the Company to the former shareholders of Production Technology, Inc., a Virginia corporation (the "PTI Shareholders") pursuant to Non-Compete and Non-Disclosure Agreements between the Company and each of the PTI Shareholders.

                  "Purchase Price" has the meaning set forth in Section 2.2.

                  "Real Property" has the meaning set forth in Section 4.16(b).

                  "Real Property Leases" has the meaning set forth in Section 4.16(b).

                  "Resolution Period" has the meaning set forth in Section
2.4(c).

                  "Rules" has the meaning set forth in Section 10.9(a).

                  "SEC" shall mean the United States' Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933.

                  "Selected Accounting Firm" has the meaning set forth in
Section 2.4(a).

                   "Sellers" has the meaning set forth in the preamble to this Agreement.

                  "Sellers' Accountants" has the meaning set forth in Section
6.7.

                  "Sellers' Counsel" has the meaning set forth in Section 7.2.

                  "Sellers' Investment Banker" has the meaning set forth in
Section 4.10.

                  "Seller Party" shall mean, prior to Closing, each of the Sellers and the Company and from and after Closing shall mean each of the Sellers.

                  "Shares" has the meaning set forth in the Recitals hereto.

                  "Shareholders" shall have the meaning set forth in the Recitals hereto.

                  "Shareholders' Representative" shall have the meaning set forth in Section 10.8.

                  "Tangible Assets" shall mean all assets of the Company listed on the Closing Balance Sheet excluding any intangible assets such as goodwill, non-competition agreements, patents or trademarks.

                  "Tangible Asset Value" has the meaning set forth in Section 2.4(a).

                  "Tangible Asset Escrow" shall mean the amount of Five Hundred Thousand Dollars ($500,000) placed into escrow by the Buyer from the Purchase Price pending the determination of Tangible Asset Value pursuant to Section 2.

                  "Tax" or "Taxes" shall mean, however denominated, all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, all net income, gross income, estimated income, gross receipts, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, social security, unemployment, worker's compensation, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, escheat, built in gain pursuant to Code Section 1374 or similar tax under state or local law or other taxes, including interest, penalties and additions (to the extent applicable) thereto whether disputed or not.

                  "Tax Assets" shall have the meaning set forth in the definition on the Closing Balance Sheet.

                  "Tax Return" shall mean any report, return, document, declaration or other information or filing (including any amendments) required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, where permitted or required, combined or consolidated returns for any group of entities that includes the Company, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  "Transaction Documents" shall mean this Agreement, the Escrow Agreement, the Promissory Note and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement.

                  "Unbilled Receivables" shall have the meaning set forth in
Section 4.25(c).

         1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

                  (a) words of the masculine or neuter gender shall include the masculine and/or feminine gender, and words in the singular number or in the plural number shall each include the singular number or the plural number;

                  (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

                  (c) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

                  (d) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

                  (e) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term;

                  (f) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"

                  (g) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

                  (h) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

         The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.



                                    ARTICLE 2

                         SALE AND PURCHASE OF THE SHARES

         2.1 Sale and Purchase of the Shares. Upon and subject to the terms and provisions of this Agreement, the Buyer shall purchase and accept delivery from the Sellers, and the Sellers shall sell, assign, transfer, and deliver to the Buyer, at the Closing, all of the Shares, free and clear of all Liens.

         2.2. Purchase Price; Closing Payment. The total purchase price for the Shares will be Twenty Six Million Dollars ($26,000,000), subject to adjustment pursuant to Section 2.4 hereof (the "Purchase Price"). The Purchase Price will be paid by the Buyer to the Sellers, in the proportions set forth on Schedule
2.2 hereto as follows:

                  (a) At the Closing, the Buyer shall (i) deliver to the Sellers Twenty-Six Million Dollars ($26,000,000), less (A) the aggregate amount of the Tangible Asset Escrow, the Claims Escrow and the Additional Escrow (which amounts total up to $3,000,000 (B) the amount of the Professional Fees and (C) any Indebtedness pursuant to Section 2.3 below (the aggregate amount payable by the Buyer to the Sellers at the Closing is sometimes referred to herein as the "Closing Payment"), and (ii) deliver to the Escrow Agent, the Tangible Asset Escrow, the Claims Escrow and the Additional Escrow, and to the parties listed on the Professional Fees Certificate, the Professional Fees. With the exception of certain amounts payable to Andrulis Family Sellers in amounts specified by such Andrulis Family Sellers at least four (4) hours prior to Closing which shall be paid pursuant to a promissory note in the form attached hereto as Exhibit C ("Promissory Note") which shall be secured by an irrevocable stand-by letter of credit in the form attached hereto as Exhibit D ("Letter of Credit"), all remaining payment to the Sellers will be via wire transfer to the accounts of the Sellers that are designated by the Sellers in writing at least three (3) days prior to the Closing, or if no account is designated by a Seller, by cashier's check. The Professional Fees will be paid to the parties listed on the Professional Fees Certificate in accordance with the payment instructions set forth therein.

                  (b) The term, conditions and procedures by which the Tangible Asset Escrow, the Claims Escrow and the Additional Escrow shall be disbursed shall be set forth in an Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement") to be entered into between the Buyer, the Sellers, the Company and a mutually agreed upon escrow agent (the "Escrow Agent").

         2.3 Payment of Indebtedness. At or prior to the Closing, the Company will pay or cause the payment of all Indebtedness of the Company (out of the Purchase Price if at the Closing) in exchange for written releases, payoff letters and UCC-3s from each payee, as appropriate, each to be in a form reasonably acceptable to the Buyer (collectively, the "Discharges").

         2.4 Adjustment to Purchase Price.

                  (a) As soon as reasonably practicable following Closing, the Company shall prepare the Closing Balance Sheet and provide it to the Buyer and the Sellers for review and comments. As soon as reasonably practical following the Closing (but not later than May 15, 2003), one of the regional accounting firms listed on Schedule 2.4 hereto, which Buyer and Sellers mutually agree to jointly solicit and select immediately after Closing ("Selected Accounting Firm"), such approval by either party not to be unreasonably withheld, shall audit and deliver to the Shareholders' Representative and the Buyer (i) the Closing Balance Sheet; and (ii) based on the Closing Balance Sheet, a calculation of the dollar value of the Tangible Assets of the Company minus (A) the total liabilities of the Company as shown on the Closing Balance Sheet, excluding Indebtedness, and (B) $180,000 which is equal to one-half of the remaining PTI non-compete payments and (C) one-half of the expenses incurred in connection with the audit of the Closing Balance Sheet and (D) one-half of the total amount of the Tax Assets and (E) any deferred tax asset arising from the bonus to R. John Chapel, Jr. of the leased vehicle referred to on Exhibit E,
Item 19 (the "Tangible Asset Value"). The Selected Accounting Firm shall audit the Closing Balance Sheet and shall provide an opinion whether or not the Closing Balance Sheet has been determined in accordance with this Agreement and GAAP and shall calculate the Tangible Asset Value in accordance with this Agreement. The parties each agree to grant reasonable access to all records of the Company, to each other and to the Selected Accounting Firm, for purposes of this Section, and to follow such procedures and make such submissions to the Selected Accounting Firm, as it may request in auditing the Closing Balance Sheet. All documents prepared by the Selected Accounting Firm shall be provided to the Buyer and Sellers and Buyer and Sellers may, at their option, participate in all meetings and communications with the Selected Accounting Firm.

                  (b) The Closing Balance Sheet and the Tangible Asset Value shall become final and binding upon the parties unless, within sixty (60) days following delivery to the Sellers and Buyer, either the Sellers notify the Buyer of their objection thereto or the Buyer notifies the Sellers, which objection may only be that the Closing Balance Sheet was not properly prepared or audited in accordance with this Section 2.4. Any notice of objection shall specify in reasonable detail the reasons for objection. If either party so notifies the other party of their objection to the Closing Balance Sheet and/or the Tangible Asset Value, the Sellers and the Buyer shall negotiate in good faith to resolve any differences and amounts. If within thirty (30) days (the "Resolution Period") following the receipt of such notice by the objecting party any of such differences and amounts have not been resolved, the parties shall submit the dispute to PriceWaterhouseCoopers, or another mutually agreed independent accounting firm selected by Buyer and Sellers (the "Independent Accounting Firm"), for a determination resolving such amounts and issues in dispute. The parties shall cause any amounts not in dispute to be paid or released from escrow to Buyer or Sellers, as appropriate, at the commencement of the Resolution Period. Buyer and Sellers each represent and warrant that no party or its Affiliates has or has had any relationship with the Independent Accounting Firm in any capacity including, without limitation, as auditor, consultant or in a teaming relationship. The Independent Accounting Firm will conduct its own review and evaluate those items or amounts in the Closing Balance Sheet relevant to the calculation of the Tangible Asset Value and shall determine only those items still in dispute at the end of the Resolution Period and shall determine whether such items have been prepared in accordance with the terms of this Agreement and with GAAP. The Independent Accounting Firm will be granted reasonable access to all records of the Seller Parties and the parties agree to follow such procedures and make such submissions to the Independent Accounting Firm as it may request in conducting its review and making its determination under this Section 2.4(c). Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. The Independent Accounting Firm's determination shall be made within forty-five (45) days after its engagement (which engagement shall be made no later than five (5) business days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to the Sellers and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, provided that such determination may be reviewed, corrected or set aside in an arbitration under
Section 10.9 of this Agreement, but only if the arbitrators find that the Independent Accounting Firm committed manifest error with respect to its determination. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute. The fees and expenses of the Independent Accounting Firm in resolving any differences pursuant shall be paid one-half by the Sellers and one-half by the Buyer.

                  (c) In accordance with the terms of the Escrow Agreement, the Purchase Price within ten (10) days of the final determination of the Closing Balance Sheet and the Tangible Asset Value shall be further adjusted as follows:

                           (i) If the Tangible Asset Value is greater than or equal to $5,000,000, the Buyer and Sellers shall instruct the Escrow Agent (unless the procedures in Section 2.2(b) are employed and in that case, the Independent Accounting Firm shall instruct the Escrow Agent) to pay to the Sellers, the Tangible Asset Escrow and the Buyer shall pay to the Sellers in cash in the proportions set forth on Schedule 2.2 an amount equal to the difference between the Tangible Asset Value and $5,000,000;

                           (ii) If the Tangible Asset Value is less than $5,000,000, but equal to or greater than $4,500,000, the Buyer and Sellers shall instruct the Escrow Agent (unless the procedures in Section 2.2(b) are employed and in that case, the Independent Accounting Firm shall instruct the Escrow Agent) to pay to the Buyer from the Tangible Asset Escrow the amount by which the Tangible Asset Value is less than $5,000,000 and accordingly shall instruct the Escrow Agent to pay any remaining balance of the Tangible Asset Escrow to the Sellers in cash in the proportions set forth on Schedule 2.2; and

                           (iii) If the Tangible Asset Value is less than $4,500,000, the Buyer and Sellers shall instruct the Escrow Agent (unless the procedures in Section 2.2(b) are employed and in that case, the Independent Accounting Firm shall instruct the Escrow Agent) to pay to the Buyer the entire Tangible Asset Escrow, and the Sellers, shall in the proportions set forth on Schedule 2.2 pay to the Buyer in cash an amount equal to the difference between (y) $4,500,000 and (z) the Tangible Asset Value.

                                    ARTICLE 3

                                   THE CLOSING

         3.1 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with the provisions of Article 8 hereof, the Closing (the "Closing") of the transactions contemplated by this Agreement shall take place at on or before December 20, 2002 at 10:00 a.m. (Boston time) or on a date to be designated by the Buyer and the Sellers as promptly as practical after all of the conditions to the respective obligations of the parties set forth in Article 7 hereof shall have been satisfied or waived (such date and time on and at which the Closing actually occurs being referred to herein as the "Closing Date"). The parties will make all reasonable efforts to close on or before December 20, 2002. The Closing shall take place at the offices of the Seller's counsel, Holland & Knight LLP, 2099 Pennsylvania Ave., NW, Suite 100, Washington, D.C. 20004.

         3.2 Documents to be delivered to the Buyer by the Seller Parties. At the Closing, the Seller Parties will deliver to the Buyer:

                  (a) Certificates representing 100% of the Shares, duly endorsed for transfer in blank or accompanied by stock powers duly executed in blank, in proper form for transfer by each Seller;

                  (b) A certificate, in form and substance reasonably acceptable to the Buyer, executed by the Chief Executive Officer of the Company, and attested to by the Secretary of the Company, dated the Closing Date, and certifying that attached thereto are true and complete copies of: (i) the Certificate of Incorporation of the Company, as in effect as of the Closing Date; (ii) the By-laws of the Company, as amended and as in effect as of the Closing Date; (iii) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery, and performance of this Agreement and each Transaction Document to which the Company is a party, which resolutions have not been modified, rescinded, or amended and are in full force and effect as of the Closing Date;

                  (c) Certificates, in form and substance reasonably acceptable to the Buyer, dated the Closing Date, executed by (i) the President of the Company, certifying as to the accuracy of the Company's representations and warranties at and as of the Closing and the performance by Sellers and the Company of its covenants and agreements set forth in this Agreement and each Transaction Document to which the Company is a party to be performed prior to the Closing Date and (ii) by each of the Sellers certifying as to the accuracy of his and the Company's representations and warranties at and as of the Closing and the performance by such Seller and the Company of his and its covenants and agreements set forth in this Agreement and each Transaction Document to be performed prior to the Closing Date;

                  (d) Resignations of all of the directors and officers of the Company;

                  (e) All of the Company's contracts, books, records, and other data relating to the Company's operations, including the Company's minute and stock record books;

                  (f) The Non-Competition Agreement duly executed by Dr. Marilyn
W. Andrulis in a form reasonably satisfactory to the parties thereto.

                  (g) Each of the Employment Agreements duly executed by R. John Chapel, Jr., Robert Patterson, Russell Smith, Jerry Griffin, Thomas Dalton, Robert Alford and Lori Wilkes;

                  (h) Certificate of good standing of the Company from the Secretary of State of the state of Delaware, and a certificate from the Secretaries of State of the states of each jurisdiction in which the Company owns or leases real property or otherwise does business evidencing the Company's authorization to conduct business as a foreign corporation in such state, dated not earlier than 10 days prior to the Closing Date;

                  (i) The opinion of counsel for the Seller Parties referred to in Section 7.2(d) of this Agreement;

                  (j) Consents to transfer of all leases, licenses and other contracts listed in Schedule 4.7 of this Agreement in form reasonably satisfactory to Buyer;

                  (k) A duly executed Escrow Agreement;

                  (l) Such other certificates and documents as the Buyer or its counsel may reasonably request;

                  (m) Final audited Financial Statements for the year ended September 30, 2002, with amounts and disclosures not materially different than the draft preliminary Financial Statements.

                  (n) The Discharges duly executed by each payee.

                  (o) An acknowledgement from the landlord of the Company's head office on Shirlington Road that there is no overdue rent.

         3.3 Documents and Items to be Delivered to the Seller Parties by the Buyer. At the Closing, the Buyer will deliver to the Seller Parties:

                  (a) Against receipt of stock certificates for the Shares, in accordance with Section 3.2(a) above, the Closing Payment, and all other amounts required to be paid by Buyer to Sellers pursuant to Section 2.2 of this Agreement;

                  (b) A certificate, in form and substance reasonably acceptable to the Seller Parties, executed by an authorized officer of the Buyer, dated the Closing Date, and certifying that attached thereto are true and complete copies of (i) the Articles of Organization of the Buyer as in effect as of the Closing Date; (ii) the By-Laws of the Buyer, as amended and as in effect as of the Closing Date; and (iii) the votes duly adopted by the Board of Directors of the Buyer authorizing the execution, delivery, and performance of this Agreement and each Transaction Document to which it is a party, which votes have not been modified, rescinded or amended and are in full force and effect;

                  (c) A certificate, in form and substance reasonably acceptable to the Seller Parties, executed by an authorized officer of the Buyer, dated the Closing Date, certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and the performance by the Buyer of its covenants and agreements set forth in this Agreement and each Transaction Document to which it is a party to be performed prior to the Closing Date;

                  (d) A duly executed Non-Competition Agreement referred to in
Section 3.2(f) of this Agreement;

                  (e) The duly executed Employment Agreements referred to in
Section 3.2(g) of this Agreement;

                  (f) The opinion of counsel for the Buyer referred to in
Section 7.1(d) of this Agreement;

                  (g) A duly executed Escrow Agreement;

                  (h) A duly executed Promissory Note;

                  (i) A duly executed Letter of Credit; and

                  (j) Such other certificates and documents as the Sellers or their counsel may reasonably request.

         3.4 Customer Visits. Prior to the Closing, the Company shall have introduced, in person, Mr. Thomas Kelly, Vice President and General Manager of the Buyer, to the senior representative of these customers: Immigration and Naturalization Service and the Office of Naval Research.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                 AND THE SELLERS

         Disclosure of any fact or item in any section of the Seller Parties' disclosure schedules hereto referenced by a particular Article or Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Article or Section, be deemed to be disclosed with respect to that other Article or Section whether or not an explicit cross reference appears. The inclusion of an item on any section of the Seller Parties' disclosure schedules shall not constitute an admission that such item is material. The Company and the Sellers, jointly and severally (except that the representations and warranties contained in Section 4.1 and 4.2 shall be several and not joint), hereby represent and warrant to the Buyer as follows:

         4.1 Authority; Binding Agreement.. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Seller is a party, to perform such Seller's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which the Seller is a party have been duly and validly executed and delivered by each Seller and, assuming such agreements constitute the legal, valid and binding obligations of the Buyer, constitute the legal, valid and binding agreements of the Sellers, enforceable against each of the Sellers in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

         4.2 Title. Each Seller is the owner of Shares as set forth on Schedule
4.2. The Shares owned or held by such Seller are owned of record by such Seller free and clear of all Liens of any kind or nature whatsoever, there is no Person who has any beneficial interest in such Shares other than such Seller. With respect to Shares owned by such Seller, delivery of the Certificates by such Seller to the Buyer on the Closing Date as contemplated in Section 3.2(a) will transfer to the Buyer good and marketable title thereto free and clear of all Liens of any kind whatsoever.

         4.3 Organization and Qualifications of the Company. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions listed on Schedule 4.3, which are the only jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. The Company does not own or have the right or obligation to acquire, directly or indirectly, any interest in or control over any Person.

         4.4 Capitalization; Record Ownership of Shares and Options. Schedule
4.4 sets forth the authorized, issued and outstanding shares of capital stock of the Company. Except as set forth on Schedule 4.4, there are no outstanding (i) shares of capital stock, voting securities or other ownership interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in the Company or (iii) options, warrants, rights or other agreements or commitments to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in, the Company, and no obligation of the Company to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to herein collectively as the "Company Securities"). None of the Company Securities were issued in violation of the Securities Act or other applicable law, rule or regulation. Except as set forth on Schedule 4.4, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on Schedule 4.4, there are no voting trusts, stockholders' agreements, or other agreements, contracts or understandings relating to the ownership, voting or transfer of the Company Securities to which the Company or any of the Sellers is a party. Except as set forth on Schedule 4.4, there are no other agreements, contracts or understandings with respect to the ownership, voting or transfer of capital stock of the Company. Schedule 4.4 lists all holders of Company Securities and the number and type of Company Securities held by each holder and as of the Closing Date no Person other than the Sellers will own of record or beneficially any Company Securities. The Shares are duly authorized, validly issued, fully paid and non-assessable. The stock records of the Company indicate that the Sellers are the owners of the Shares as set forth in Schedule 4.4. The Company has not received any notice of Lien or other claim against any of the Shares.

         4.5 Actions and Authority; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Transaction Document to which the Company is a party or to consummate the transactions so contemplated. This Agreement and each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming such agreements constitute the legal, valid and binding obligations of the Buyer, constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

         4.6 Schedules; Delivery of Documents; Corporate Records. The Company has delivered to the Buyer the originals or true and complete copies of all documents, including without limitation all amendments, supplements or modifications thereof or waivers currently in effect thereunder, requested by the Buyer, referred to in the Schedules hereto or otherwise material to the representations and warranties in this Agreement and has also delivered to the Buyer copies of the Certificate of Organization and all amendments thereto and the By-Laws, as amended, of the Company. The minute and stock record books of the Company, which have been made available to the Buyer for its inspection, contain complete and correct copies of all charter documents and the records of all meetings and consents in lieu of meeting of the Board of Directors (and any committees thereof) and stockholders of the Company since the date of its incorporation.

         4.7 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement and each Transaction Document to which any of the Seller Parties is a party by the Seller Parties nor the performance by the Seller Parties of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Certificate of Organization or By-Laws of the Company, (ii) except as set forth on Schedule 4.7, require any consent, waiver, approval, authorization, novation or permit of, or filing with or notification to, any Governmental Authority, (iii) except as set forth on Schedule 4.7, violate, breach, be in conflict with, require notice under, or constitute a default under (with notice or lapse of time or both) or result in, or permit the termination of the acceleration of the maturity, or the performance of any obligation of the Company or the Sellers, or any of them, or cause an indemnity payment to be made by the Company under, or result in the creation or imposition of any lien upon any properties, assets or business of the Company under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or the Sellers, or any of them, is a party or by which the Company or the Sellers or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company to purchase or repurchase any notes, bonds or instruments of any kind, or (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or the Sellers, or any of them, or any of their respective properties or assets.

         4.8 Financial Statements; No Undisclosed Liabilities.

                  (a) The Company has delivered to the Buyer copies of (i) audited consolidated financial statements of the Company as at and for the fiscal years ended September 30, 2000 and 2001, together with all related schedules and notes and a draft copy of the audited consolidated financial statements of the Company as at and for the fiscal year ended September 30, 2002 (the "Financial Statements") and (ii) the unaudited financial statements of the Company as at and for the one (1) month period ended October 31, 2002, together will all related schedules and notes (the "Interim Financial Statements"). The balance sheets (including where applicable, the related notes and schedules) included in the Financial Statements fairly present the financial position of the Company as of the date thereof, and the statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in the Financial Statements fairly present the results of operations, stockholders' equity, and retained earnings and cash flows, as the case may be, of the Company for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP, consistently applied by the Company, except in the case of the Interim Financial Statements, the omission of footnote information and normal year-end audit adjustments consistent with prior years. The Financial Statements reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes of such Financial Statements. The balance sheets (including, where applicable, the related notes and schedules) included in the Financial Statements fairly present the financial position of the

Company in accordance with GAAP consistently applied by the Company as of the date thereof in all material respects, and the consolidated statements of operations, consolidated statements of stockholders' equity and cash flows (including the related notes and schedules) included in the Financial Statements fairly present the results of operations, stockholders' equity, and retained earnings and cash flows, as the case may be, of the Company for the periods indicated in accordance with GAAP consistently applied by the Company, except as stated therein or, where applicable, in the notes to the Financial Statements.

                  (b) Except as disclosed on Schedule 4.8 (and except as disclosed on Schedules 4.16, 4.18 and 4.19 with respect to the stated terms of the Leases, Material Contracts and Government Contracts, respectively listed therein), as of September 30, 2002, there were no liabilities or obligations of any nature (whether known or unknown, accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) that were not reflected or reserved against on such balance sheet as of September 30, 2002, included in the Financial Statements. Except as disclosed on Schedule 4.16, 4.18 and 4.19 and to the extent specifically reflected or reserved against in the Financial Statements or otherwise disclosed in Schedule 4.8, as of September 30, 2002 the Company did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent, matured or unmatured or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation). Since September 30, 2002, the Company has not incurred any liabilities which have not been disclosed pursuant to the previous two sentences other than liabilities and which (i) have been incurred in the ordinary and usual course of business consistent with past practice and (ii) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         4.9 Absence of Certain Changes. Except as set forth in Schedule 4.9, since June 30, 2002, (i) the Company has conducted its business only in the ordinary and usual course of business consistent with past practice, and (ii) except for matters of general knowledge in the industry related to general economic or industry conditions, there has not been any event, change, circumstance or development (whether or not arising in the ordinary course of business) which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 4.9, since June 30, 2002, there has not been any material damage, destruction or loss (whether or not covered by insurance) to any property of the Company nor has there been any material adverse change in the condition (financial or otherwise) operations, business or assets of the Company except as disclosed in or contemplated by this Agreement.

         4.10 Brokers. No investment banker, broker or finder, other than Windsor Group, LLC (the "Sellers' Investment Banker") is entitled to receive any brokerage, finder's or other payment, fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors or employees or the Sellers.

         4.11 Employee Benefit Matters.

                  (a) Except as set forth on Schedule 4.11(a), the Company does not maintain, sponsor or contribute to, or have any obligation to contribute to or have any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to any plan, program, policy, arrangement, agreement or commitment which is an employment, consulting, severance pay, termination pay, change in control or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, phantom stock, fringe benefit, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, including any "employee benefit plan" as defined in Section 3(3) of ERISA (individually, a "Plan," or collectively, the "Plans"). Each such Plan is identified on Schedule 4.11(a) to the extent applicable, as one or both of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or an "employee welfare plan" (as defined in Section 3(l) of ERISA).

                  (b) The Company is not subject to any actual or contingent liability under Title IV of ERISA, Section 302 of ERISA, Section 412 or 4971 of the Code or any similar provision of foreign law or regulation, whether in respect of any employee benefit plan maintained by the Company or by any other employer or person or otherwise.

                  (c) No event has occurred, and no circumstance exists, in connection with which the Company, or any Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of ERISA, the Code or any other statute, regulation or order applicable to any Plan.

                  (d) With respect to each Plan, (i) all payments due from the Company to date have been timely made and all amounts properly accrued to date or as of the Closing Date as liabilities of the Company which have not been paid have been and will be properly recorded on the books of the Company; (ii) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to, and the consummation of the transactions contemplated hereby will not, adversely affect such qualification or exemption; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Seller Parties, threatened with respect to such Plan or against the assets of such Plan; (iv) except as set forth on Schedule 4.11(a), such Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such plan; and (v) the Company has complied with, and such Plan conforms in form and operation to, all applicable laws and regulations, including ERISA and the Code, in all material respects.

                  (e) No Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other

Governmental Authority. The Company has paid all amounts due to PBGC pursuant to
Section 4007 of ERISA.

                  (f) Except as set forth on Schedule 4.11(a), the consummation of the transactions contemplated by this Agreement and each Transaction Document (alone or together with any other event) will not (i) entitle any Person to any benefit under any Plan, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or other benefit due to any Person under any Plan, or (iii) result in the payment or series of payments by the Company or any of its subsidiaries to any Person of an "excess parachute payment" within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code, whether or not such payment is considered to be reasonable compensation for services rendered.

                  (g) Except as disclosed in the Financial Statements or in
Schedule 4.11(a), the Company has no material liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or state law, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of the Company, or (v) benefits in the nature of severance pay.

                  (h) The Company has delivered or made available to the Buyer, with respect to each Plan for which the following exists:

                       (i) a copy of the three most recent Forms 5500 with respect to each Plan;

                       (ii) a copy of the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan in the past three years, all material employee communications relating to such Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company is a party, a true and complete copy of such Plan;

                       (iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement; and

                       (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be a "qualified plan" under Section 401 of the Code.

                  (i) With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to the Buyer.

                  (j) The Company has no announced plan or legally binding commitment to create any additional Plans or to amend or modify any existing Plan, other than amendments required by law or those that would not materially increase costs under any such Plan.

                  (k) The Company has complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code.

                  (l) The Company does not and has never sponsored, maintained, contributed to, or incurred an obligation to contribute to any Defined Benefit Plan, Multiemployer Plan or to a Multiple Employer Plan. For these purposes, "Defined Benefit Plan" has the meaning set forth in Section 414 of the Code , "Multiemployer Plan" means a multiemployer plan as defined in Section 3(37) and 4001 (a) (3) of ERISA and "Multiple Employer Plan" means any plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or
Section 413(c) of the Code.

                  (m) All employees of the Company are citizens of, or are authorized in accordance with Federal immigration laws to be employed in the United States.

                  (n) The Company has complied with and is in compliance with the Fair Labor Standards Act 29 U.S.C. ss. 201, et seq., and all relevant state wage and hour laws, and in particular has (i) properly classified employees as either exempt or non-exempt for purposes of determining who is eligible for receiving overtime pay and (ii) paid all non-exempt employees for any and all overtime work they have performed for the Company.

                  (o) Any Person who has provided or is providing services to the Company and who has not or will not receive an IRS W-2 form has been classified as an independent contractor in full compliance with federal and state wage and hour laws and the Company has fully and accurately reported such independent contractors compensation on IRS Forms 1099 as and when required to do so.

         4.12 Actions and Proceedings. Except as set forth on Schedule 4.12, there is no claim, litigation, suit, action, proceeding, audit, investigation or inquiry (whether civil, criminal, administrative, investigative, or informal) pending or, to the Knowledge of the Seller Parties, threatened, against or relating to the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. The Company is not subject to any outstanding judgment, order, writ, injunction, decree or ruling of any legal or administrative body or arbitrator. There are no audits, investigations, inquiries or proceedings by any Governmental Authority pending to which the Company or the Sellers are a party or of which any of their respective property is the subject, and, to the Knowledge of the Seller Parties, no such audits, investigations, inquiries or proceedings are threatened or contemplated.

         4.13 Tax Matters.

                  (a) Except as set forth on Schedule 4.13(a) (with paragraph references corresponding to those set forth below):

                       (i) the Company has timely filed (taking into account all available extensions) all Tax Returns required to be filed by applicable law except where such failure to timely file would have only an immaterial effect on the Company and has paid or withheld (or caused to be paid or withheld) all amounts due in respect of Taxes as actually shown on such Tax Returns); all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules;

                       (ii) the Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns; and the period during which any assessment against the Company may be made by the IRS or other appropriate authority has expired without waiver or extension of any such period for each such authority;

                       (iii) since January 1, 1997, no claim has been made, and, to the Knowledge of the Seller Parties, prior to January 1, 1997, no claim was made, by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

                       (iv) there are no liens with respect to any material Taxes upon any of the assets or properties of the Company;

                       (v) the Company has paid in full or set up reserves in accordance with GAAP consistently applied by the Company in respect of all Taxes for the periods covered by such Tax Returns, as well as all other Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable (including, without limitation, all Taxes that the Company is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties); as of the date hereof, there is no proposed liability for any Tax to be imposed upon the Company for which there is not an adequate reserve;

                       (vi) adequate provisions in accordance with GAAP consistently applied to the Company have been made in the Financial Statements for the payment of all Taxes for which the Company may be liable for the periods covered thereby that were not yet due and payable as of the date thereof, regardless of whether the liability for such Taxes is disputed; and

                  (b) The Company is not liable for Taxes of any other Person, whether pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision of state or local law), and there is no contract, agreement or intercompany account system in existence under which the Company has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company is or was a part.

                  (c) Set forth on Schedule 4.13(c) is a complete list of income and other Tax Returns filed by the Company pursuant to the laws or regulations of any federal, state, local or foreign Tax authority that have been examined or audited by the IRS or other appropriate authority with respect to the past three
(3) fiscal years of the Company, and a list of all adjustments resulting from each such examination or audit. Except as set forth on Schedule 4.13(c), no such examination or audit is in progress. Except as set forth on Schedule 4.13(c), all deficiencies proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited. Except for Taxes payable with Tax Returns not yet due and filed, there are no grounds for any further Tax liability, beyond amounts accrued with respect to the years that have not been examined or audited.

                  (d) None of the assets owned by the Company is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (e) The Company has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file returns and reports relating to Taxes.

                  (f) No amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by this Agreement.

                  (g) The Company has not received or applied for a Tax ruling or has entered into a closing agreement pursuant to Section 7121 of the Code, any predecessor provision or similar provision of state or local law which closing agreement is currently in effect.

                  (h) There are no outstanding adjustments for Tax purposes applicable to the Company under Section 481 of the Code or similar provisions under state or local law as a result of changes in methods of accounting that would apply to, or have an effect on the Company subsequent to the date herein.

         4.14 Compliance with Law; Licenses and Permits.

                  (a) Except as set forth on Schedule 4.14, the Company is not, in any material respect, in conflict with, in default under or in violation of,
(i) any statute, constitution, law, ordinance, code, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any property or asset of the Company is bound or affected. The Company has all material permits, licenses, authorizations, security clearances, consents, approvals, exemptions, variances and franchises from Governmental Authorities necessary or required to conduct its business (the "Company Permits"). The Company is in compliance with the terms of all Company Permits. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Seller Parties, threatened.

                  (b) Without limiting the generality of the foregoing, the Company does not have any continuing liability or obligation resulting from (i) any citations, notices of violations, audits, written complaints, consent orders (or amendments to or modifications of such orders), compliance schedules or other similar enforcement orders received from any Governmental Authority thereof, or (ii) any notice or inquiry, including inspection reports, received from any Governmental Authority or agency thereof, which in any case would indicate that the Company was not then or is not currently in compliance with all applicable statutes, constitutions, laws, ordinances, codes, rules and regulations.

                  (c) No non-resident aliens or other non U.S. persons have had any access to or export of any of the Seller's or its client's information, which is in the Company's custody and control, any of which would be categorized as Technical Data or hardware under ITAR sections 120.6 or 120.10 or under EAR as controlled items of technical data or hardware as listed or defined under the Commerce Control List items.

         4.15 Intellectual Property.

                  (a) Schedule 4.15(a) sets forth a true, correct and complete list of all patents, patents pending, registered trademarks, registered copyrights, registered service marks and registered names owned or held by the Company (or otherwise used in the business of the Company) on the date hereof and identifies all license agreements in effect on the date hereof pursuant to which any of the above is licensed to or by the Company, in each case, which are material to the Company. Except as otherwise indicated on Schedule 4.15(a), (i) the Company is as of the date hereof and will be at the Closing the sole and exclusive owner or holder of the Intellectual Property listed on Schedule 4.15(a) free and clear of any royalty or other payment obligation, lien, charge or other encumbrance, (ii) the Intellectual Property on Schedule 4.15(a) is fully assignable and the Company has entered into no written or oral agreements or understandings which restrict such assignment, and (iii) there are no agreements which restrict or limit the use by the Company of such Intellectual Property listed on Schedule 4.15(a).

                  (b) Except as set forth on Schedule 4.15(b): (i) (A) the Intellectual Property disclosed on Schedule 4.15(a) is valid and enforceable,
(B) to the Knowledge of the Seller Parties, such Intellectual Property does not violate any trade secret agreement and does not infringe on any patents, trademarks, copyrights or any other intellectual property or proprietary rights of any Person in any country, (C) all use of any Company software, the copyright of which is owned by the Company by any other Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful, (D) all commercially reasonable action to maintain and protect the Intellectual Property listed on Schedule 4.15(a) has been taken by the Company, (E) the Company has required all professional and technical employees, and other employees having access to valuable non-public information of the Company, to execute agreements under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of the Company, subject to customary limitations and exceptions and (F) all maintenance and license fees, taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the registration of the Intellectual Property listed on Schedule 4.15(a) have been taken through the date hereof and will continue to be paid or taken by the Company through the Closing; (ii) to the Knowledge of the Seller Parties, the Company has not interfered with, infringed upon or misappropriated any legally enforceable Intellectual Property rights of third parties, and the Company has not received any written notice of claim that any of its material Intellectual Property rights have expired, or that its Intellectual Property infringes upon, conflicts with or misappropriates any trade secret, patent, trademark, service mark, copyright or trade name of any third party, and no such claims or controversies currently exist; and (iii) the Company has not given any notice of infringement to any third party with respect to any of such Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of such Intellectual Property.

         4.16 Real Property; Personal Property.

                  (a) The Company does not own any real property in fee or otherwise (except for the leasehold interests referred to in this Section 4.16).

                  (b) Schedule 4.16(b) sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy any real property (the "Real Property Leases" and the property governed by such Real Property Leases is referred to herein as the "Real Property"). The Company has heretofore delivered or made available to the Buyer true, correct and complete copies of all Real Property Leases (including all written modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company as tenant thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or, to the Knowledge of the Seller Parties, on the part of any other party thereto exists under any Real Property Lease. All such Real Property Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby. The Company has a good and valid leasehold interest in each parcel of Real Property leased by it, free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet included in the Financial Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use of such Real Property or materially detract from or diminish the value thereof.

                  (c) To the Knowledge of the Seller Parties the buildings and improvements on the Real Property (i) are in good operating condition and repair and are adequate and suitable for the purposes for which they are currently being used; and (ii) to the Knowledge of the Seller Parties, have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

                  (d) Schedule 4.16(d) sets forth a true, accurate and complete list of each item of tangible personal property with an original cost in excess of $3,000 used in connection with the Company's business. To the Knowledge of Seller Parties all of the tangible personal property in excess of $3,000 used by the Company in its business is either owned or leased by the Company. Except as disclosed in Schedule 4.16(d), the Company is in possession of and has good title to, or has valid leasehold interests in, all tangible personal property used in the business of the Company. All such tangible personal property is owned by the Company, free and clear of all Liens other than those which do not materially interfere with the current use of such property or materially detract from the value thereof, or is leased under valid and subsisting leases, and in any case, is in good working condition and is adequate and suitable for the purpose for which it is currently being used.

         4.17 Insurance. Set forth on Schedule 4.17 is a list of all insurance policies maintained by the Company or in which the Company has an interest (including the providers of such insurance policies) and all claims made under such policies (including all outstanding claims) since December 31, 2000. All such insurance policies have been issued by an insurer that is financially sound and reputable, are legal, valid, binding, enforceable, and in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid or accrued in appropriate month-end financial statements, and the Company is not in default thereunder. The Company has not received any notice of cancellation or termination with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. The Company has previously provided or made available the Buyer with copies of such policies. All claims thereunder have been filed in a due and timely fashion in the manner required by the policy or binder.

         4.18 Material Contracts.

                  (a) Set forth on Schedule 4.18, is a true, correct and complete list of all Material Contracts (other than Government Contracts, which are dealt with separately in Section 4.19 hereof, Leases which are dealt with separately in Section 4.16) and the Company has made available to the Buyer, true, correct and complete copies of all written Material Contracts (including, but not limited to, with respect to each Material Contract all correspondence, performance reports, at risk funding, adverse reports or decisions, government property lists, pending or completed close-out documentation, delays in deliverables, overrun of funding, and pending or settled claims). Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts identified on Schedule 4.18 is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law)) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Material Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the Closing.

                  (b) Except as described on Schedule 4.18, the Company is not, nor has the Company received any notice that it is, nor to the Knowledge of the Seller Parties is any other party in default in any material respect under any Material Contract, and, to the Knowledge of the Seller Parties, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default since December 31, 2000. No party to any Material Contract has (i) delivered to the Company a notice of its intention to amend or terminate the contract of (ii) has made any claims against, or sought indemnification from, the Company as to any matter arising under or with respect to any Material Contract, and, to the Knowledge of the Seller Parties, neither the Sellers, the Company nor any of its directors or officers has been advised that any such claims may be asserted or initiated. Except for liens made in accordance with the Assignment of Claims Act, 31 U.S.C. ss. 3727, and the Assignment of Contracts Act, 31 U.S.C. ss. 15, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any person, any right, title or interest in or to any of the Material Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

                  (c) The Company has maintained, updated, managed, and safeguarded all defense and intelligence security clearances covered in Section 4.19(h) required for facility, storage and personnel to be qualified to participate in any outstanding bids, proposals, teaming arrangements or on-going marketing activities. Company has received no written notification of violation, lapse from any government or prime contractor that would adversely affect Company's defense and intelligence security protection program in the two (2) years preceding the date hereof. Except as disclosed on Schedule 4.18, to the Knowledge of the Seller Parties there are no facts or circumstances which would prevent the Company from obtaining, or have an adverse impact on the Company's opportunity to obtain any outstanding bid or pending contract.

         4.19 Government Contracts.

         (a) A true and correct list of each Government Contract which is in effect as of the date of this Agreement and each Government Bid to which the Company is a party and for which an award has not been issued 30 days or more prior to the date of this Agreement, is set forth in Schedule 4.19. Schedule
4.19 sets forth a true and correct list of each Government Contract which is in effect as of the Closing Date.

         (b) Except as set forth in Schedule 4.19, to the Knowledge of the Seller Parties, (A) the Company has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party as required; (B) the Company has complied with all material requirements of any statute, rule or regulation pertaining to such Government Contract or Government Bid; (C) all representations and certifications made by the Company with respect to such Government Contract or Government Bid were accurate in every material respect as of their effective date and the Company has fully complied with all such representations and certifications in all material respects; and (D) no termination or default, cure notice or show cause notice has been issued and remains unresolved.

         (c) Except as set forth in Schedule 4.19: (A) to the Knowledge of the Seller Parties, none of the Company's employees, consultants or agents is (or, to the knowledge of the Seller Parties, during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company; (B) except for contract audits of a routine nature, there is no pending audit and investigation of the Company or any of its officers, employees or representatives nor within the last five years, nor has there been any audit or investigation by the DCAA, General Accounting Office, Defense Criminal Investigative Service, the Department of Justice or any United States Attorney Office has such audit or investigation been threatened in writing, of the Company or any of its officers, employees or representatives resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (C) during the last five years, the Company has not made any voluntary disclosure in writing to the Government or any other Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. Except as set forth in Schedule 4.19, the Company has not had any such irregularities, misstatements or omissions arising under or relating to any such Government Contract or Government Bid that has led to any of the consequences set forth in clause (A) or (B) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

         (d) Except as set forth in Schedule 4.19, there are (A) no outstanding written claims against the Company, either by the Governmental Authority or any other Government or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid to which the Company is a party, and (B) no written outstanding disputes between the Company, on the one hand, and the Government or any other Governmental Authority, on the other hand, under the Contract Disputes Act or any other Federal statute or between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

         (e) Except as set forth in Schedule 4.19, none of the Company nor, to the Knowledge of the Seller Parties, any of its employees, consultants or agents is (or during the last five years has been) suspended or debarred from bidding on contracts or subcontracts or doing business with the Government or any other Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for Government contracting. Except as set forth in Schedule 4.19, to the Knowledge of the Seller Parties, the Company has conducted its operations in all material respects in compliance with all requirements of all Laws pertaining to all Government Contracts and Government Bids. No suspension or debarment action with respect to Government Contracts has been threatened in writing or commenced against the Company or any of its officers or current employees. To the Knowledge of the Seller Parties, there is no valid basis, nor current specific circumstances which with the passage of time could become a basis for the Company's suspension or debarment from biding on contracts or subcontracts for the Government.

         (f) Except as set forth in Schedule 4.19, to the Knowledge of the Seller Parties, the Company has not made any untrue statement of material fact, or failed to state a material fact necessary to make the statements therein contained, in light of the circumstances in which they are made, not misleading, except for any untrue statement or failure to state a material fact that would not result in any material liability to the Company as a result of such untrue statement or failure to state a material fact in any statement, representation or warranty in any Government Contract, any Government Bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the Government or any other Governmental Authority in connection with any Government Contract or Government Bid contained on the date so furnished or submitted (or on any other date where such statement, representation or warranty is deemed made or brought down as of a subsequent date either under applicable Law or pursuant to the applicable Government Contract or Government Bid or any exhibit thereto or in any written certificate, statement, list, schedule or other document submitted or furnished to the Government or any other Governmental Authority in connection with such Government Contract or Government Bid).

         (g) Except as set forth in Schedule 4.19, the final indirect rate submissions, including all support schedules, submitted to the Government with respect to Government Contracts of the Company have been closed for all years prior to 2000.

         (h) The Company is in compliance in all material respects with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995).

         (i) Except as set forth in Schedule 4.19, to the extent required by Law, all Government Contracts have been awarded, and all Government Bids have been submitted, under a full and open procurement process without preferential treatment of any kind. None of the Government Contracts listed on Schedule 4.19 are subject to termination by a Governmental Authority solely as a result of the consummation of the transactions contemplated by this Agreement.

         (j) To the Knowledge of the Seller Parties, there exists no basis for a claim of any material liability by Company or Seller by any Government Authority as a result of defective cost and pricing data submitted to the Government, including, without limitation, any such data relating to liabilities accrued on Company's books or in its financial accounts for deferred compensation to any Company employees. To the Knowledge of the Seller Parties and the Company, no audit or review of any government contract or agreement will likely result in the disallowance of, or claim for, any amount paid or payable to the Company under such contract or agreement, whether as a result of excess payments, excess profit recapture or otherwise.

         4.20 Related Party Transactions. Except as set forth on Schedule 4.20, since December 31, 2000, neither any of the Sellers nor any employee or Affiliate of the Company (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, (y) engaged in a business related to the business of the Company or (z) participating in any transaction to which the Company is a party; or (iii) otherwise is or has been a party to any contract, arrangement, understanding or transaction with the Company.

         4.21 Liens. Except as set forth on Schedule 4.21, and other than Liens which do not materially interfere with the Company's use of its property or assets or materially diminish or detract from the value thereof, the Company has not granted, created or suffered to exist with respect to any of its assets or properties, any Lien or, provided any guarantee with respect to, or is otherwise responsible for, any obligation of any third party.

         4.22 Employee Relations.

                  (a) Since December 31, 2000, there has not occurred nor, to the Knowledge of the Seller Parties, has the Company been threatened with any strikes, slow downs, picketing, work stoppages, concerted refusals to work overtime or other similar labor activities by employees of the Company. The employees of the Company are not represented by any labor union or other labor representative, and there are no collective bargaining agreements or other arrangements in effect with respect to such employees. To the Knowledge of the Seller Parties, there are no Persons attempting to represent or organize or purporting to represent any employees of the Company. The Company has complied and is complying in all material respects with all laws, rules and regulations relating to the employment of labor, including the provisions relating to wages, hours, collective bargaining, employee health, safety and welfare.

                  (b) Except as set forth on Schedule 4.22(b) there are no complaints, charges or claims against the Company or, to the Knowledge of the Seller Parties, threatened, based on, arising out of, in connection with or otherwise relating to the employment (or termination of employment) by the Company of any individual, including individuals classified as independent contractors or "leased employees" (within the meaning of section 414 (n) of the Code), or the failure to employ any individual, including any claim relating to employment discrimination, equal pay, employee safety and health, sexual harassment, immigration, wages and hours or workers' compensation.

         4.23 Employees; Employment Agreements. Set forth on Schedule 4.23 is a list of each employment, compensation, bonus or similar agreement, arrangement or understanding (written or oral) between the Company and any employee, and the Company has heretofore provided the Buyer with true and complete copies of all such agreements. Except as set forth on Schedule 4.23, neither the execution of this Agreement nor the consummation of the transactions set forth herein will result in any payment being made or coming due from the Company to any employee pursuant to any such agreement or arrangement. Schedule 4.23 also sets forth a true and complete list of all employees of and consultants to the Company, showing date of hire, hourly rate or salary or other basis of compensation, each bonus, hourly rate increase and/or salary increase granted since December 31, 2001 (or committed to be granted in connection with the transactions contemplated hereunder), amount of accrued vacation, sick time or other paid time off, and job function. Each employee of the Company has all material security clearances necessary or required for such employee to perform his or her duties and responsibilities on behalf of the Company. All employees of the Company are citizens of or are authorized in accordance with Federal immigration laws to be employed in the United States.

         4.24 Environmental Matters. The Company (i) except in compliance with applicable law, has not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property for the purposes of or in any way involving the handling, use, treatment, disposal, dumping or storage of any Hazardous Materials on, under, in or about any Real Property, or transported any Hazardous Materials to, from or across any Real Property; (ii) is, and at all times has been in compliance with any and all applicable Environmental Laws,
(iii) has received and is, and at all times has been, in compliance with all permits, licenses or other approvals required under applicable Environmental Laws for the conduct of its business, and (iv) has not received notice of any actual or potential liability involving the handling, use, storage, transportation, disposal or release of Hazardous Materials. There are no facts or circumstances providing a basis for any material liability against the Company involving the handling, use, storage, transportation, disposal or release of Hazardous Materials. The Company has provided to Buyer copies of all documents, records, and information available to the Company concerning any environmental or health and safety matter relevant to the Company, whether generated by the Company or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

         4.25 Accounts Receivable and Accounts Payable.

                  (a) Attached hereto as Schedule 4.25(a) is a true, correct and complete list, as of a date not more than ten (10) business days prior to the date hereof, of the accounts and notes receivable of the Company, which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. To the Knowledge of the Seller Parties, all Accounts Receivable and notes receivable of the Company (i) have arisen from sales actually made or services actually performed only in the ordinary course of business consistent with past practice, and (ii) are not subject to defenses, set-offs or counterclaims. To the Knowledge of the Seller Parties, all billed Accounts Receivable are generally due within thirty (30) days after being accrued on the books of the Company and have been collected, or will be collected, in the full aggregate recorded amounts thereof, less, in the case of the Accounts Receivable reflected on the Closing Balance Sheet, the allowance for doubtful accounts utilized in the preparation of the Closing Balance Sheet.

                  (b) Attached hereto as Schedule 4.25(b), is a true, correct and complete list, as of a date not more than ten (10) business days prior to the date hereof, of the accounts and notes payable and accrued expenses of the Company specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account and any defenses, set-offs or counterclaims that may exist with respect thereto, which includes an aging of all accounts and notes payable showing amounts owing in thirty (30) day aging categories. All accounts and notes payable and accrued expenses of the Company (collectively, the "Accounts Payable") have been incurred or have arisen only in the ordinary course of business consistent with past practice. Except as noted on Schedule 4.26(b), there is no dispute between the Company or any payee with respect to any Account Payable.

                  (c) Attached hereto as Schedule 4.25(c), is a true, correct and complete list of a date not more than ten (10) business days prior to the date hereof, of the unbilled receivables of the Company (the "Unbilled Receivables"). To the Knowledge of the Seller Parties, all Unbilled Receivables have arisen only from sales actually made or services actually performed in the ordinary course of business consistent with past practices, are collectible in the ordinary course of business and are not subject to defenses, set-offs or counterclaims. All Unbilled Receivables, once billed are generally due within thirty (30) days after being accrued on the books of the Company.

         4.26 Accounting Practices. The Company makes and keeps materially accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (a) transactions are executed in accordance with management's authorization and (b) transactions are recorded as necessary to permit preparation of the Company's Financial Statements and to maintain accountability for the assets of the Company.

         4.27 Banks; Powers of Attorney. Attached hereto as Schedule 4.27 is a true, correct and complete list setting forth the name of each bank in which the Company has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the names of any person holding a power of attorney from the Company.

         4.28 Certain Business Practices. Neither the Company nor, to the Knowledge of the Seller Parties, any of the Company's directors, officers, employees or agents has, in connection with or furtherance of the business of the Company: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment or other arrangement which could cause the Company or its affiliates to be disqualified or debarred from serving as a contractor, directly or indirectly, for any Governmental Authority.

         4.29 Complete Disclosure. No representation or warranty by the Company or the Sellers in this Agreement, and no exhibit, certificate, or schedule furnished or to be furnished to the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. To the Knowledge of the Seller Parties, there is no fact, development or threatened development (excluding general economic factors affecting business in general) which the Seller Parties have not disclosed to the Buyer in writing which has a Material Adverse Effect or, so far as the Seller Parties can reasonably foresee and may reasonably be expected to have a Material Adverse Effect.

         4.30 Reliance on Advisors. The Seller Parties have relied solely on their own accountants, legal counsel, investment banker and other advisors in negotiating and consummating the transactions contemplated by this Agreement. No Seller Party is relying upon any representations, promises or agreements of any of Buyer's accountants, legal counsel, investment banker or other advisors excepts as specifically set forth in this Agreement.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer represents and warrants to the Sellers as follows:

         5.1 Organization. The Buyer is a duly organized and validly existing corporation in good standing under the laws of The Commonwealth of Massachusetts with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted.

         5.2 Actions and Authority; Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which the Buyer is a party by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and each Transaction Document to which the Buyer is a party or to consummate such transactions. This Agreement and each Transaction Document to which it is a party has been duly and validly executed and delivered by the Buyer and, assuming such agreements constitute the legal, valid and binding obligations of the Seller Parties, constitute the legal, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

         5.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement and each Transaction Document to which the Buyer is a party by the Buyer nor the performance by the Buyer of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Articles or Organization or By-Laws of the Buyer, (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to any Governmental Authority, (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Buyer, or cause an indemnity payment to be made by the Buyer under, or result in the creation or imposition of any lien upon any properties, assets or business of the Buyer under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound or encumbered, or give any Person the right to require the Buyer to purchase or repurchase any notes, bonds or instruments of any kind, or (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) through (iv) above, where failure to obtain such consent, approval, authorization or permit, or failure to make such filing or notification, or where such violation, breach, conflict or default, would not, individually or in the aggregate, cause a material adverse effect on the Buyer's ability to perform its obligations hereunder or thereunder or the ability of the parties hereto to consummate the transactions contemplated hereby or thereby.

         5.4 Brokers. No investment banker, agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         5.5 Solvency; Ability to Perform Agreement. Buyer is solvent, now has, or at the Closing Date will have, available funds necessary to pay the Purchase Price without the need to obtain additional financing, and there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. Buyer will not become insolvent as a result of consummating the transaction contemplated by this Agreement.

         5.6 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

         5.7 Investigation by Buyer.

                  (a) Buyer acknowledges that, except for the representations and warranties of Seller Parties contained in Section 4 of this Agreement, the Schedules hereto or in any other Transaction Document or schedules thereto, none of the Sellers or the Company or any of the Company's directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above). With respect to any such estimate, projection or forecast delivered by or on behalf of the Company or any Sellers to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) Buyer is aware that actual results may differ materially and (iii) Buyer shall have no claim against Company or Sellers with respect to any such projection or forecast, provided such projection or forecast was prepared and furnished in good faith.

                  (b) Buyer agrees, to the fullest extent permitted by law, that neither the Company nor any Sellers shall have any liability or responsibility whatsoever to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives on any basis other than fraud or willful misconduct (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or otherwise made available, or statements made (or omissions to so provide, make available or state) to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives, including, without limitation, in respect of the representations and warranties of Seller Parties set forth in Section 4 hereof, except as and only to the extent set forth herein, with respect to such representations and warranties and subject to the limitation and restrictions contained herein and in the Schedules hereto.

         5.8 Reliance on Advisors. The Buyer has relied solely on its own accountants, legal counsel, investment banker and other advisors in negotiating and consummating the transactions contemplated by this Agreement. Buyer is not relying upon any representations, promises or agreements of any of the Sellers' or the Company's accountants, legal counsel, investment banker or other advisors excepts as specifically set forth in this Agreement.

                                    ARTICLE 6

                            COVENANTS OF THE PARTIES

         6.1 Conduct of Business of the Company.

                  (a) During the period from the date of this Agreement to the Closing, the Company shall not enter into any transactions without the written consent (including e-mail) of the Chief Financial Officer of the Buyer or of other representatives of the Buyer who are authorized by the Buyer to provide such consent, except for disbursements (other than payroll) in the ordinary course of business in amounts less than $2,500, payroll disbursements to meet currently existing obligations, non-monetary contract actions, and procurement commitments individually less than $2,500. Transactions to which this provision applies include, subject to the exceptions noted in the preceding sentence, all disbursements, contracts, bid and proposal submissions, hiring, termination, changes in employment status or compensation, procurement commitments, changes related to the ownership of the Company, and incurrence of indebtedness. In addition, during the period from the date of this Agreement to the Closing, the Sellers shall cause the Company to conduct, and the Company shall conduct, its operations according to its ordinary and usual course of business consistent with past practice, and the Sellers shall cause the Company to use, and the Company shall use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Company, and the Sellers and the Company shall promptly advise the Buyer in writing of any material adverse change in the Company's business, condition (financial or otherwise), properties, major customer or supplier relationships, assets, liabilities, prospects or results of operations. Notwithstanding the above provisions of Section 6.1(a), Buyer consents to the payments and transactions of the Company listed in subparagraph (iii) of the definition of "Closing Balance Sheet" and in Exhibit E hereto. Without limiting the generality of the foregoing and except as specified in the preceding sentence, during the period specified in the first sentence of this subsection, without the prior written consent of the Buyer, which for subsections (iv), (v), (xiii), (xiv),
(xvii) and (ix) of this Section 6.1 shall not be unreasonably withheld, the Sellers shall cause the Company not to, and the Company shall not:

                       (i) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge any Company Securities, or grant or accelerate any right to convert or exchange any Company Securities;

                       (ii) acquire or redeem, directly or indirectly, or amend the terms of any Company Securities;

                       (iii) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property), on any shares of its capital stock.

                       (iv) (A) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or, any sale, lease, encumbrance or other disposition of assets or securities, or (B) enter into any material contract, agreement, commitment, arrangement, lease (including with respect to personal property), instrument or understanding or amend or cause the termination of any Material Contract, or grant any release or relinquishment of any rights under any Material Contract;

                       (v) incur or assume any long-term debt or short-term debt except by drawing on the Company's line of credit to enable the Company to make any of the payments contemplated by subsections (iii) or (iv) of the definition of Closing Balance Sheet or Exhibit E hereto, enter into any financing arrangements or modify the terms of any existing indebtedness or financing arrangements except as contemplated hereunder;

                       (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

                       (vii) make any loans, advances or capital contributions to, or investments in, any other Person;

                       (viii) change any of the accounting principles or practices used by it in a manner that would have a material effect;

                       (ix) make any tax election or settle or compromise any material federal, state or local income tax liability;

                       (x) propose or adopt any amendments to its Certificate of Incorporation or By-Laws;

                       (xi) grant any stock-related, performance or similar awards or bonuses;

                       (xii) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

                       (xiii) enter into any new or amend any existing Material Contract;

                       (xiv) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with any officers, directors or employees, or make any changes in the compensation or benefits payable to officers, directors or employees;

                       (xv) enter into any collective bargaining or other labor agreement;

                       (xvi) adopt, materially amend or modify, or terminate any Plan or other employee benefit plan or arrangement;

                       (xvii) adopt, amend, modify or terminate any plan regarding the compensation of employees or consultants, including but not limited to the compensation plan for sales department employees;

                       (xviii) hire or terminate any management level employees;

                       (xix) settle or agree to settle any suit, action, legal claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby); other than all or any portion of the Giovanni Matter; or

                       (xx) agree to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or as of a future date or which would result in any of the conditions set forth in
         Article 7 hereof not being satisfied.

                  (b) The Sellers shall not (i) take any action specified in
Section 6.1 on behalf of or with respect to the Company or (ii) take any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or which would result in any of the conditions set forth in Article 7 hereof not being satisfied.

         6.2 Access to Information. From and after the date hereof, the Seller Parties shall (i) afford the Buyer and the Buyer's commercial lenders and their respective accountants, investment bankers, counsel and other authorized representatives complete access (during regular business hours, upon reasonable advance notice) to all employees, offices and other facilities and to all books, contracts, commitments and records (including tax returns) of the Company and cause the Company's independent public accountants to provide access to their work papers and such other information as the Buyer may reasonably request, (ii) permit the Buyer to make such inspections as the Buyer may require, and (iii) cause the officers of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business, properties and personnel of the Company as the Buyer may from time to time reasonably request. Nothing herein contained shall affect the continuing applicability of the Confidentiality Agreement. The access provided pursuant to this Section shall be subject to such measures as may be reasonably required to minimize the disruption to the Company's business including Sellers' having the right to be present at any meeting or telephone call pursuant to this Section 6.2.

         6.3 Commercially reasonable efforts.

                  (a) Subject to the terms and conditions herein provided for, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Seller Parties, and the Buyer, shall cooperate with one another (i) in promptly determining whether any filings are required to be or should be made, or any consents, approvals, permits or authorizations are required to be or should be obtained under any federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the business of the Company in connection with the consummation of the transactions contemplated by this Agreement and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement (or as applicable, their officers and directors) shall take all such necessary action as may be reasonable in the context thereof.

                  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use commercially reasonable efforts to defend vigorously against it.

         6.4 Notification of Certain Matters. The Seller Parties shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller Parties, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely (i) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, or (ii) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the representations and warranties or any covenant, condition or agreement or the remedies available hereunder to any of the parties receiving such notice. Should any of the events for which notice is provided pursuant to this Section 6.4 require a change to any of the disclosure schedules delivered by the Seller Parties, the Seller Parties may deliver an amendment to the relevant schedule specifying such change. Any such amendment shall not affect the right of the Buyer to indemnification pursuant to Section 10 hereof.

         6.5 Public Announcements. No party without the express written approval of the other party, issue any press release or otherwise make any public statement with respect to this Agreement or the sale of the Company or the Shares, except as may be required by law or any listing agreement with any securities exchange. Without limiting the foregoing, the Buyer and the Company and the Sellers shall consult with each other with respect to issuing any press release or otherwise making any public statements with respect to this Agreement or the sale of the Company or the Shares. The Company shall not make a general communication to its employees relating to the transactions contemplated hereby, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld and the parties agree to cooperate with each other as to the timing, manner and content of any public announcement.

         6.6 Acquisition Proposals. After the date hereof, the Company shall not (nor will it permit any of its Affiliates, employees or agents to), directly or indirectly, (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any substantial part of the business and properties of the Company, or (b) except as contemplated by this Agreement, disclose any information not customarily disclosed to any Person concerning the business and properties of the Company, afford to any Person access to the properties, books or records of the Company or otherwise assist or encourage any Person in connection with any of the activities referred to in clause (a) above.

         6.7 Preparation of Certain Financial Statements. After the Closing, upon the request of the Buyer and at its expense, the Sellers shall reasonably cooperate with and assist the Buyer and the Buyer's independent public accountants ("Buyer's Accountants") in the compilation and preparation of all financial statements and financial statement schedules of the Company (prepared in accordance with GAAP) and reports of Wiltse & Robinson, in its capacity as the Company's independent public accountants ("Sellers' Accountants") prior to the Closing, as may be necessary for the Buyer to comply in a timely manner with SEC reporting and disclosure requirements. If requested by the Buyer, the Sellers shall deliver to the Buyer's Accountants and/or the Sellers' Accountants all engagement letters and management representation letters, as may be reasonably requested by the Buyer or such accountants, which shall cover such periods from the January 1, 2000 through the Closing Date. In connection with the foregoing, the Sellers shall use commercially reasonable efforts to cause the Sellers' Accountants to cooperate with and assist the Buyer and the Buyer's Accountants in the preparation of the financial statements contemplated by this
Section 6.7.

         6.8 Closing Period Tax Return. The Buyer shall cause Seller's Accountant to prepare the Company's federal and state tax returns for the period ending on the Closing Date based upon the close-the-books method and in a manner consistent with the prior practice of the Company at Company's expense after the Closing Date. The Buyer shall provide the Sellers with an opportunity to review and comment upon such income tax returns at least fifteen (15) days prior to the date that such returns are required to be filed (which includes any extensions of time). In the event that there is a disagreement between Buyer and Sellers regarding the Company's federal or state tax returns, the parties agree to negotiate in good faith to resolve their differences and to execute and file such tax returns when such returns are required to be filed. If such differences are not resolved prior to the due date of the returns, then such tax returns shall be executed and filed as prepared and the parties shall amend the returns after a final resolution has been reached either through agreement of the parties or as otherwise provided herein. In the event that such amended returns result in a refund to the Company of an amount previously paid based upon the returns as originally filed, such amount shall be paid to the Sellers in the proportions set forth on Schedule 2.2. The parties shall submit any dispute with respect to tax returns filed pursuant to this Section to the Selected Accounting Firm, for a determination resolving such amounts and issues in dispute. The Selected Accounting Firm will conduct its own review and evaluate those items or amounts in dispute and shall determine whether the tax returns were prepared in accordance with the Code. The Selected Accounting Firm will be granted reasonable access to all records of the Seller Parties and the parties agree to follow such procedures and make such submissions to the Selected Accounting Firm as it may request in conducting its review and making its determination under this Section 6.8. Each party agrees to execute, if requested by the Selected Accounting Firm, a reasonable engagement letter. The Selected Accounting Firm's determination shall be made within forty-five (45) days after its engagement which engagement shall be made as soon as practicable, shall be set forth in a written statement delivered to the Sellers and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, provided that such determination may be reviewed, corrected or set aside in an arbitration under Section 10.9 of this Agreement, but only if the arbitrators find that the Selected Accounting Firm committed manifest error with respect to its determination. The determination of the Selected Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute. The fees and expenses of the Selected Accounting Firm in resolving any differences pursuant to this Section shall be paid one-half by the Sellers and one-half by the Buyer.

         6.9 Professional Fees. At least five (5) days prior to Closing, the Sellers shall deliver to the Buyer a Certificate (the "Professional Fees Certificate") certifying as to the commissions, fees and other charges and expenses due to each of (i) Sellers' Investment Banker, (ii) Sellers' Accountants and (iii) Sellers' Counsel in connection with the transactions contemplated by this Agreement. The total amount due to such parties as reflected on such Certificate is referred to herein as the "Professional Fees." The Professional Fees Certificate shall include all charges incurred to the date of such Certificate which have not been paid and a good faith projection of all charges through and including the Closing and shall state that the Company has no further payment obligations to the professionals listed on such Certificate in connection with the transactions contemplated by this Agreement. The Professional Fees Certificate shall include wire transfer or other payment instructions for each of the professionals listed on the Certificate.

         6.10 Continuation Pay. Buyer agrees to provide 13 weeks of continuation pay to Patricia Freeman if her employment with the Company is terminated for any reason by Company or Patricia Freeman.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

         7.1 Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to close the transaction contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The Buyer shall have performed or complied in all material respects with its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date.

                  (b) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement.

                  (c) Seller Parties shall have received the deliveries referred to in Section 3.3.

                  (d) The Seller Parties shall have received an opinion addressed to them and dated as of the Closing Date of Richard A. Covel, Vice President and General Counsel of the Buyer, in a form reasonably satisfactory to the Seller Parties.

                  (e) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby; provided, however, that the parties shall use commercially reasonable efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                  (f) Sellers shall be released on all welfare and benefit programs of the Company as trustees and from all fiduciary responsibilities associated therewith.

                  (g) Buyer shall have provided the Seller Parties with a notice from the Company stating that if the Closing Conditions of the Buyer set forth in Section 7.2 hereof have been either fulfilled or waived (except for Section 7.2(h) for which Buyer will specify what remains to be obtained). Buyer shall close the transaction without additional conditions, stipulations or requirements of the Seller Parties two business days from the date of such notice.

         7.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to close the transaction contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The Seller Parties shall have performed or complied in all material respects with their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date.

                  (b) The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects, when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement.

                  (c) The Buyer shall have received the deliveries referred to in Section 3.2.

                  (d) The Buyer shall have received an opinion of Holland & Knight LLP, counsel to the Seller Parties ("Sellers' Counsel"), dated as of the Closing Date and addressed to the Buyer, in a form reasonably satisfactory to the Buyer.

                  (e) The Buyer shall have received such consents, approvals and assurances set forth on Schedule 4.7 to ensure the effective continuation of all schedule-based contracts and the continuation of the prime contracts and subcontracts presented under such schedules.

                  (f) The Buyer shall have received the Professional Fees Certificate signed by the Shareholders' Representative on behalf of the Sellers.

                  (g) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby; provided, however, that the parties shall use commercially reasonable efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                  (h) All consents, approvals and waivers disclosed or required to be disclosed on Schedule 4.7 hereto shall have been received. Any notifications which do not require consent, approval or waiver of the transactions contemplated hereby listed on
Schedule 4.7 required to be given to any third party shall be given at Closing.

                  (i) There shall be no outstanding Options of the Company. Following the execution of this Agreement, the Company shall redeem or terminate each of the Options. In additions, the Company shall have redeemed each of Mark Bachrach's shares of record of common stock in the Company and shall have provided to the Buyer copies of the duly executed documents effecting the foregoing transactions.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time prior to the Closing:

                  (a) By mutual written consent of the Buyer and the Seller Parties;

                  (b) By the Buyer, or by the Seller Parties, if the Closing shall not have occurred on or before December 20, 2002 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transaction to be consummated on or before such date);

                  (c) By the Buyer, or by the Seller Parties, if any court or other Governmental Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become final and nonappealable;

                  (d) By the Seller Parties if prior to the Closing Date (i) there shall have been a Breach of any of the representations or warranties on the part of the Buyer contained in this Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, or (ii) there shall have been a Breach of any covenant or agreement on the part of the Buyer contained in this Agreement which, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, in either case (i) or (ii) which Breach shall not have been cured prior to five (5) days following notice thereof to the Buyer; or

                  (e) By the Buyer if prior to the Closing Date (i) there shall have been a Breach of any of the representations or warranties on the part of the Company and the Sellers contained in this Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect , or (ii) there shall have been a material breach of any covenant or agreement on the part of the Seller Parties contained in this Agreement, in either case (i) or (ii) which Breach shall not have been cured prior to five (5) days following notice thereof to the Seller Parties, as applicable; or (iii) there shall have occurred any event or circumstance that constitutes a Material Adverse Effect.

         8.2 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 hereof, this Agreement shall become null and void and of no further force and effect, except that (i) the terms and provisions of the Confidentiality Agreement, Section 8.4, this Section 8.2, Section 8.3,
Section 10.1, Section 10.4, Section 10.6, Section 10.7 and Section 10.8 shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any Breach of its obligations hereunder.

         8.3 Expenses. Each of the Buyer and the Seller Parties shall bear its own fees and expenses ("Costs") incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, fees and disbursements of attorneys and financial advisors). The Company shall bear the Costs of the Sellers through the Closing Date (the "Pre-Closing Costs"), provided that all such Pre-Closing Costs shall be either paid by the Company before the Closing Date or paid out of the Purchase Price pursuant to Sections 2.2(a) and 6.9.

         8.4 Amendment. This Agreement may not be amended except by an instrument, specifically referring to this Agreement signed by the parties hereto.

         8.5 Waiver. At any time prior to the Closing Date, the Buyer with respect to the Seller Parties and the Seller Parties with respect to the Buyer may (a) extend the time for the performance of any of the obligations or other acts provided herein or in any document delivered pursuant hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing specifically referring to this Agreement signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Survival of Representations and Warranties.

                  (a) Except for the representations and warranties set forth in
Section 4.13 and Section 4.24 which shall survive Closing for the period for which the applicable statute of limitations (including extensions thereof) remains open and except for the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 which shall survive Closing indefinitely, each representation and warranty in this Agreement, the Schedules and Exhibits hereto, in any Transaction Document and in certificates delivered pursuant to this Agreement or any Transaction Document, of any of the Seller Parties, shall survive the Closing for a period of eighteen (18) months.

                  (b) Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of the Company or the Sellers, each representation and warranty in this Agreement, the Exhibits and Schedules hereto, in any Transaction Document and in certificates delivered pursuant to this Agreement or any Transaction Document, of the Buyer shall survive the Closing for a period of eighteen (18) months.

                  (c) Any claim for indemnification arising out of the Breach of any representation or warranty contained herein, in the Exhibits or Schedules hereto, in any Transaction Document or in the certificates delivered pursuant to this Agreement or any Transaction Document to be fulfilled or complied with at or before the Closing must be made prior to the termination of the applicable time periods set forth under Section 9.1(a) and 9.1(b). The covenants contained in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 of this Agreement shall survive the Closing for a period of eighteen (18) months and any other covenants shall survive the Closing Date until the expiration of the applicable statute of limitations.

         9.2 Terms of Indemnification.

         (a) By the Seller Parties. The Andrulis Family Sellers shall (jointly among members of the Andrulis Family Sellers but severally with respect to R. John Chapel, Jr.) and R. John Chapel, Jr., severally and not jointly, in accordance with the proportions set forth on Schedule 2.2, protect, defend, indemnify and hold harmless the Buyer Parties from and against any and all Damages incurred by the Buyer Parties arising out of or resulting from:

                  (i) any Breach of any of their respective representations, warranties, covenants and other agreements contained in this Agreement (without giving effect to any amendment(s) to the Seller Parties' disclosure schedules delivered pursuant to Section 8.2 hereof), in the Schedules and Exhibits hereto, any Transaction Document or in certificates delivered pursuant to this Agreement or any Transaction Document;

                  (ii) notwithstanding any disclosures made on any Schedules or Exhibits attached hereto, the matter set forth on Schedule 4.12, Items 1 through 3 ("Giovanni Matter"), the matters set forth on Schedule 4.11(a), Item 2 (Form 5500 matter); provided however that (A) in connection with the Giovanni Matter, the Sellers shall have the right, at their sole expense, to defend, contest or otherwise protect against any such actions and potential liabilities with legal counsel of its own selection, (B) any amounts recovered in connection with the Giovanni Matter by the Buyer shall be paid to the Sellers in the proportions set forth on Schedule 2.2 in immediately available funds within ten (10) days of the Company's receipt of such amount; (C) any settlement entered into by the Company in connection with the Giovanni Matter shall be subject to the consent of the Sellers, not to be unreasonably withheld, conditioned or delayed; and (D) the Additional Escrow may be applied to pay any final settlement or other final resolution of the Giovanni Matter upon direction of Sellers; and

                  (iii) any claim that the Shareholders' Representative, acting as an agent, attorney-in-fact or in any other representative capacity of the Andrulis Family Sellers in connection with the transactions contemplated by this Agreement, or any Transaction Document, lacks the authority to so act or is acting or has acted in excess of such authority, or that any of such agreements, or any actions taken in connection with the Closing of this Agreement, are not binding on any Andrulis Family Seller or effective to consummate the transactions contemplated by this Agreement as they relate to such Andrulis Family Seller.

         (b) By the Buyer Parties. The Buyer shall protect, defend, indemnify and hold harmless the Seller Parties from and against:

                  (i) any and all Damages arising out of or resulting from any Breach of any of the Buyer's representations, warranties, covenants or other agreements contained in this Agreement, the Exhibits hereto, any Transaction Document or in certificates delivered pursuant to this Agreement or any Transaction Document; and

                  (ii) any and all Damages arising out of or resulting from acts or omissions of the Company occurring after the Closing Date.

         9.3 Procedures. The party claiming the indemnification (the "Indemnified Party") shall give prompt notice to the party from whom the indemnification is claimed (the "Indemnifying Party") of any claim whether between the parties or brought by a third party against the Indemnified Party, provided that failure of the Indemnified Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The notice from the Indemnified Parties shall specify (i) the factual basis for such claim, and (ii) the amount of the claim. If a claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party such notice shall be given by the Indemnified Party to the Indemnifying Party promptly but in any event within thirty (30) days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party. Following receipt of notice from the Indemnified Party of a claim (whether between the parties or by a third party), the Indemnifying Party shall have thirty (30) days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the amount held in escrow to secure Sellers' indemnification of Buyer shall be paid in satisfaction of any claim payable by Sellers until that amount is exhausted (if it is) and once the amount held in escrow is exhausted, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim. If the Indemnifying Party and Indemnified Party are unable to agree upon the amount of such claim, then only the amount the parties are able to agree upon shall be released from escrow and the amount and claim in dispute shall be resolved in accordance with Section 10.9 hereof. The Indemnifying Party shall have the absolute right, in its sole discretion and expense, to elect to defend, contest or otherwise protect against any such claim with legal counsel of its own selection, as long as such defense does not cause a Material Adverse Effect on the continuing conduct of the Company's business. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have. The Indemnified Party shall, and shall cause its Affiliates (and their respective directors, officers, agents and employees), to at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, or otherwise render reasonable assistance to, the Indemnifying Party (i) in its defense of any action for which indemnity is sought under this Article 9 and (ii) its prosecution under the last sentence of this Section 9.3 of any related claim, cross-complaint, counterclaim or right of subrogation. In the event the Indemnifying Party fails to timely defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert cross-claims or counterclaims or otherwise protect against the same at the Indemnifying Party's expense. No claim or action subject hereto may be settled unless the Indemnified Party and the Indemnifying Party consent thereto, such consent not to be unreasonably withheld. The Indemnifying Party shall be subrogated to the claims or rights of an Indemnified Party with respect to any Damages paid by the Indemnifying Party under this Article 9. Any indemnification obligations of Sellers shall be satisfied from any amounts held by Escrow Agent pursuant to the Escrow Agreement prior to Buyer exercising any other remedy or action to seek recovery of amounts payable pursuant to Seller's obligations under this Section 9.

         9.4 Limitations on Indemnification; Additional Indemnification Provisions.

                  (a) Notwithstanding any other provision of this Agreement, but subject to the last sentence of this Section 9.4(a) and Section 9.4(b) below,
(i) the maximum aggregate liability of the Sellers Parties, on the one hand, and the Buyer Parties, on the other hand, for claims made pursuant to this Article 9 shall be limited to an amount (the "Indemnification Cap") equal to Five Million Two Hundred Thousand Dollars ($5,200,000), (ii) no Buyer Party shall be entitled to make any claim pursuant to this Article 9 unless and until the aggregate amount of Damages with respect to all such claims that may be made by the Buyer Parties pursuant to this Article 9 exceeds $150,000 (the "Indemnification Threshold") after which the Seller Parties shall be liable for any amounts in excess of the Indemnification Threshold not to exceed the Indemnification Cap, and (iii) no Seller Party shall be entitled to make any claim pursuant to this
Article 9 unless and until the aggregate amount of Damages with respect to all such claims that may be made by the Seller Parties pursuant to this Article 9 exceeds the Indemnification Threshold, after which the Buyer Parties shall be liable for any amounts in excess of the Indemnification Threshold. Notwithstanding anything to the contrary in this Agreement, claims relating to matters set forth in Section 9.2(a) based on Breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.10, 4.13, and 9.2(a)(ii) shall not be subject to the Indemnification Threshold or the Indemnification Cap.

                  (b) The remedies provided for in this Agreement shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing, provided, however, that nothing herein is intended to waive or otherwise limit any claims for Damages resulting or arising from fraudulent or willful misconduct or waive any equitable remedies to which a party may be entitled.

                  (c) The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants, and obligations in this Agreement or in the Exhibits or Schedules hereto will not be affected by any investigation conducted with respect to, or any notice or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  (d) Notwithstanding anything to the contrary herein, upon Closing, the Company shall cease to be a Seller Party and shall cease to have any indemnification obligations as a Seller Party hereunder and shall be treated as a Buyer Party, and the Seller Parties shall have no rights of recourse, whether for contribution or otherwise, against the Company for any payments such the Seller Party make, or are obligated to make, under this Article 9 or any other section of this Agreement.

                  (e) Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

                  (f) Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement the Exhibits or Schedules attached hereto, or any document executed in connection with this Agreement or otherwise. Furthermore, in the event any Damages related to a claim by Buyer are covered by insurance, Buyer agrees to use commercially reasonable efforts to seek recovery under such insurance and Buyer shall not be entitled to recovery from the Sellers (and shall refund amounts received up to the amount of indemnification actually received) with respect to such damages to the extent, and only to the extent, Buyer recovers the insurance payment specified in the policy.

                  (g) Each party agrees to use reasonable efforts to mitigate any Damages which form the basis of any claim hereunder.

                  (h) Unless otherwise required by applicable law, all indemnification payments shall constitute adjustments to the Purchase Price for all tax purposes and no party shall take any position inconsistent with such characterization.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or commercial overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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         If to the Buyer:

         Dynamics Research Corporation
         60 Frontage Road
         Andover, MA  01810
         Attn:  General Counsel
         Fax: (978) 474-9204

         with a copy to:

         Nixon Peabody LLP
         101 Federal Street
         Boston, MA  02110
         Attn: Michael L. Manning
         Fax: (866) 947-1495

         If to the Company or Sellers before Closing:

         Andrulis Corporation
         2800 Shirlington Road
         Suite 600
         Arlington, VA  22206
         Attn:  Dr. Marilyn W. Andrulis, Chairman

         with a copy to:

         Holland & Knight LLP
         2099 Pennsylvania Avenue
         Suite 100
         Washington, D.C.  20006
         Attn:  William J. Mutryn

         If to the Sellers at or after Closing:

         Dr. Marilyn W. Andrulis
         7220 Armat Drive
         Bethesda, MD  20817

         and

         Dr. Peter J. Andrulis, Jr.
         7220 Armat Drive
         Bethesda, MD  20817
         and

         Mr. R. John Chapel, Jr.
         19966 Palmer Classic Parkway
         Ashburn, Virginia   20147

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         with a copy to:

         Holland & Knight LLP
         2099 Pennsylvania Avenue
         Suite 100
         Washington, D.C.  20006
         Attn:  William J. Mutryn

         10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         10.3 Cooperation in Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters after the Closing Date:

                  (a) In accordance with and subject to Section 6.8, the Buyer shall cause Seller's Accountant to prepare and Buyer shall file or cause to be filed the Company's federal and state tax returns for the period ending on the Closing Date. The fees and expenses for preparing such Tax Returns shall be paid by the Company prior to Closing and Sellers shall have no obligation for any additional fees or expenses. The Buyer shall, at Buyer's expense, prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for the tax periods which begin on or before the Closing Date and end after the Closing Date. The Sellers shall jointly and severally pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Closing Balance Sheet.

                  In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be apportioned between the Buyer and the Sellers using the same formulas as used to determine the Tax liability of the Buyer and the

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Sellers with respect to such periods. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Sellers shall not be responsible for any corporate level Taxes of the Company before or after Closing for Taxes due for periods after Closing.

         (b) The Buyer and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, the Buyer, the Company or the Sellers, as the case may be, shall allow the requesting party to take possession of such books and records. The Buyer and the Seller Parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The Buyer shall provide the Shareholders' Representative and R. John Chapel, Jr. tax returns relating to periods prior to the Closing Date at least 30 days prior to the due date of such tax returns for the Shareholders' Representative and R. John Chapel, Jr. to review and recommend such changes as reasonably requested by the Shareholders' Representative and R. John Chapel, Jr.. In the event that there is a disagreement between Buyer and Sellers regarding the Company's federal and state tax returns, the parties agree to negotiate in good faith to resolve their differences and to execute and file such tax returns when such returns are required to be filed. If such differences are not resolved prior to the due date of the returns, then such tax returns shall be executed and filed as prepared and the parties shall amend the returns after a final resolution has been reached either through agreement of the parties or as otherwise provided herein. Any dispute with respect to such tax returns shall be resolved in the manner set forth in Section 6.8.

                  (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions provided for in this Agreement, shall be paid by the Buyer when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         10.4 Entire Agreement; Assignment; Failure of Certain Conditions. This Agreement including the Exhibits and Schedules thereto, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter

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

hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise; provided, however, that the Buyer may assign any of its respective rights and obligations to any Affiliate of the Buyer but no such assignment shall relieve the Buyer of its obligations hereunder. Any attempted assignment which does not comply with the provisions of this Section 10.4 shall be null and void ab initio.

         10.5 Parties in Interest; Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         10.6 Legal Counsel . Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement.

         10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to the choice or conflict of law principles thereof.

         10.8 Shareholders' Representative.

                  (a) By the execution and delivery of this Agreement, including counterparts hereof, each Seller with the exception of R. John Chapel, Jr., (collectively the "Andrulis Family Sellers") the hereby irrevocably constitutes and appoints Dr. Marilyn W. Andrulis as the true and lawful agent and attorney-in-fact (the "Shareholders' Representative") of such Andrulis Family Seller with full powers of substitution to act in the name, place and stead of such Andrulis Family Seller with respect to the performance on behalf of such Andrulis Family Seller under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, instruments, certificates and stock powers on such Andrulis Family Seller's behalf, as the Shareholders' Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including: (i) to receive all payments made by the Buyer to the Andrulis Family Sellers under this Agreement; (ii) to agree upon or compromise any matter related to the calculation of any adjustments to the Purchase Price pursuant to Section 2.4 or otherwise or other payments to be made; (iii) to act for the Andrulis Family Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Andrulis Family Sellers any indemnification claim made by or against the Andrulis Family Sellers; (iv) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Andrulis Family Sellers in the reasonable judgment of the Shareholders' Representative, shall be taken in the same manner with respect to all Andrulis Family Sellers, unless otherwise agreed by each Andrulis Family Seller who is subject to any disparate treatment of a potentially adverse nature; (v) to employ and obtain the advice of legal counsel, accountants

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and other professional advisors as the Shareholders' Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Shareholders' Representative and to rely on their advice and counsel; (vi) to incur and pay out of the Purchase Price expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) to retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as Shareholders'
Representative; and (viii) to do or refrain from doing any further act or deed on behalf of the Andrulis Family Sellers which the Shareholders' Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Andrulis Family Sellers could do if personally present and acting.

                  (b) The appointment of the Shareholders' Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any decisions and actions of the Shareholders' Representative as the acts of the Andrulis Family Sellers in all matters referred to in this Agreement. Each of the Andrulis Family Sellers hereby ratifies and confirms all that the Shareholders' Representative shall do or cause to be done by virtue of such Shareholders' Representative's appointment as Shareholders' Representative of such Andrulis Family Seller. The Shareholders' Representative shall act for the Andrulis Family Sellers on all of the matters set forth in this Agreement in the manner the Shareholders' Representative believes to be in the best interest of the Andrulis Family Sellers, but the Shareholders' Representative shall not be responsible to any Andrulis Family Sellers for any loss or damage any Andrulis Family Sellers may suffer by reason of the performance by the Shareholders' Representative of such Shareholders' Representative's duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such Shareholders' Representative's duties under this Agreement.

                  (c) Each of the Andrulis Family Sellers hereby expressly acknowledges and agrees that the Shareholders' Representative is authorized to act on behalf of such Andrulis Family Seller notwithstanding any dispute or disagreement among the Andrulis Family Sellers, and that any person shall be entitled to rely on any and all action taken by the Shareholders' Representative under this Agreement without liability to, or obligation to inquire of, any of the Andrulis Family Sellers. If the Shareholders' Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Shareholders' Representative shall be the person among the Andrulis Family Sellers which held a majority of the Stock at Closing appoint; provided, however, that if for any reason no successor has been appointed within thirty
(30) days, then any Andrulis Family Seller shall have the right to petition a court of competent jurisdiction for appointment of a successor Shareholders' Representative. The Andrulis Family Sellers do hereby jointly and severally agree to indemnify and hold the Shareholders' Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys' fees) reasonably incurred or suffered as a result of the performance of such Shareholders' Representative's duties under this Agreement except for any such liability arising out of the willful misconduct of the Shareholders' Representative.

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                  (d) The provisions of this Section 10.8 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable under all circumstances unless prohibited by law.

         10.9 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each a "Dispute") that the parties are not able to resolve after good faith efforts over a period of fifteen (15) days shall be settled by arbitration conducted in Washington, D.C., or Boston, Massachusetts and administered by the American Arbitration Association (the "AAA"). Such arbitration shall be under the Commercial Arbitration Rules of the AAA ("Rules"), except as otherwise set forth in this Section 10.9, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  (a) If any party asserts that there exists a Dispute, such party shall select one arbitrator and the other party shall select one arbitrator. If either party fails to make a selection, the AAA shall select one arbitrator on behalf of such party. The two arbitrators so selected will choose within twenty (20) days after their selection a third arbitrator (or, if they fail to make a choice, the AAA shall choose a third arbitrator). All three arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.

                  (b) In making their determination, the arbitrators shall not have the authority to modify any term or provision of this Agreement. The decision of any two of the arbitrators shall be final, conclusive and binding on the parties. The arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitrators' fees and fees payable to the AAA, to the prevailing party as they see fit. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties, who promptly shall act in accordance therewith.

                  (c) Pre-hearing discovery shall be limited to exchange or production of documents and other written information. The arbitrators shall conduct the arbitration so that a final award is made or rendered as soon as practicable, but in no event later than 120 days after the commencement of the arbitration nor later than twenty (20) days following the completion of the hearing, unless either period is reduced or extended by agreement of the parties, or by the arbitrators for cause.

                  (d) In any arbitration hereunder, all Sellers shall be deemed, for procedural purposes, to be a single party; the other party in the arbitration shall be deemed, for procedural purposes, to be the Buyer. Each of the Sellers and the Buyer, if given due notice of the proceedings, shall be bound by the award in any arbitration hereunder, whether or not he or it chooses to participate in the arbitration.

         10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.11 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be

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deemed to be an original but all of which taken together shall constitute one and the same agreement.

         10.12 WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.


                            [Signature Page follows]

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         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed, as an instrument under seal, as of the date first above written.


                               DYNAMICS RESEARCH CORPORATION


                               By:    /s/ David Keleher
                                  -------------------------------------------
                                      David Keleher
                                      Vice President and Chief Financial Officer



                               ANDRULIS CORPORATION


                               By:    /s/ Marilyn W. Andrulis
                                  -------------------------------------------
                                      Dr. Marilyn W. Andrulis, Chairman


                               SELLERS:


                               /s/ Marilyn W. Andrulis
                                  -------------------------------------------
                               Dr. Marilyn W. Andrulis


                               /s/ Peter J. Andrulis, Jr.
                                  -------------------------------------------
                               Dr. Peter J. Andrulis, Jr.


                               /s/ R. John Chapel, Jr.
                                  -------------------------------------------
                               R. John Chapel, Jr.


                               ANDRULIS MID-ATLANTIC P-1 HOLDINGS
                               LIMITED PARTNERSHIP


                               By: ANDRULIS CONTROL C-1 CORPORATION
                                       Its General Partner


                               By: /s/ Peter J. Andrulis
                                  -------------------------------------------
                                      Dr. Peter J. Andrulis, Jr., President

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